UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SONOSITE, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 26, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of SonoSite, Inc., which will be held on Tuesday, April 20, 2010, at 8:00 a.m., local time, at the Woodmark Hotel, 1200 Carillon Point, Kirkland, WA 98033.

At the annual meeting, you will be asked to consider and vote to elect nine directors to SonoSite’s board of directors, to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010 and to approve the amendment and restatement of SonoSite’s Restated Articles of Incorporation.

SONOSITE’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS, “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND “FOR” THE AMENDMENT AND RESTATEMENT OF SONOSITE’S RESTATED ARTICLES OF INCORPORATION.

You should read carefully the accompanying notice of annual meeting of shareholders and the proxy statement for additional related information.

To be sure that your shares are properly represented at the meeting, whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope, or vote using the telephone or Internet voting procedures described on the proxy card. Your stock will be voted in accordance with the instructions you have given in your proxy. If you attend the annual meeting, you may vote in person if you wish, even though you previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

Sincerely,

KEVIN M. GOODWIN
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

WE URGE YOU TO VOTE USING TELEPHONE OR INTERNET VOTING IF AVAILABLE TO YOU, OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD.

SONOSITE, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, APRIL 20, 2010

We will hold the 2010 Annual Meeting of Shareholders of SonoSite, Inc. at 8:00 a.m., local time, on Tuesday, April 20, 2010, at the Woodmark Hotel, 1200 Carillon Point, Kirkland, WA 98033:

•	To elect nine directors to SonoSite’s board of directors to serve until the 2011 annual meeting of shareholders;

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010;

•

To consider and approve the proposal to amend and restate SonoSite’s Restated Articles of Incorporation to (1) delete Article IX – “Corporation’s Acquisition of its Own Shares” and (2) to amend Article VI – “Indemnification of Directors, Officers, Employees and Agents”; and

•	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The board of directors has fixed the close of business on February 26, 2010 as the record date for determining shareholders entitled to notice of and to vote at the annual meeting.

The directors elected will be the nine candidates receiving the greatest number of votes cast, in person or by proxy, at the annual meeting. The affirmative vote of the holders of shares representing a majority of the votes cast at the annual meeting, in person or by proxy, is required to ratify appointment of the independent registered public accounting firm. The affirmative vote of a majority of the shares outstanding is required to approve the amendment and restatement of SonoSite’s Restated Articles of Incorporation.

You are cordially invited to attend the annual meeting. To ensure your representation at the annual meeting, you are urged to complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope, or vote using the telephone or Internet voting procedures described on the proxy card, even if you plan to attend the annual meeting. The shares will be voted in accordance with the instructions you give in your proxy. You may revoke your proxy at any time before it is voted, either by returning a proxy for the same shares bearing a later date, filing with the corporate secretary of SonoSite a written revocation bearing a later date or attending the annual meeting and voting in person. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help us secure a quorum and reduce the expense of additional proxy solicitation.

By Order of the Board of Directors,

KATHRYN SURACE-SMITH
Vice President, General Counsel and Corporate Secretary

Bothell, Washington

March 26, 2010

SONOSITE, INC.

PROXY STATEMENT

2010 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is being furnished to holders of shares of common stock of SonoSite in connection with the solicitation of proxies by our board of directors for use at our 2010 annual meeting of shareholders to be held at the Woodmark Hotel, 1200 Carillon Point, Kirkland, WA 98033, at 8:00 a.m., local time, on Tuesday, April 20, 2010. Matters to be considered at the annual meeting are set forth in the accompanying notice of annual meeting of shareholders. It is expected that the notice of annual meeting of shareholders, proxy statement and accompanying form of proxy will be mailed to shareholders on March 30, 2010.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

Only our shareholders of record at the close of business on February 26, 2010, are entitled to notice of and to vote at the annual meeting. On that date, there were 14,532,508 shares of common stock outstanding. The number of shareholders of record of our common stock on February 26, 2010 was 11,708. This figure does not include the number of shareholders whose shares are held by a broker or clearing agency, but does include each such brokerage house or clearing agency as one holder of record.

REVOCABILITY OF PROXIES

Shares represented at the annual meeting by properly executed proxies will be voted at the annual meeting and, where the shareholder giving the proxy specifies a choice, the proxy will be voted in accordance with the specification so made. A proxy may be revoked by a shareholder at any time either by:

•	filing with the corporate secretary of SonoSite, prior to the annual meeting, either a written revocation or a duly executed proxy bearing a later date; or

•	attending the annual meeting and voting in person, regardless of whether a proxy has previously been given.

Presence at the annual meeting will not revoke the shareholder’s proxy unless such shareholder votes in person.

QUORUM AND VOTING

You will be entitled to one vote per share of common stock that you hold. Action may be taken on a matter submitted to shareholders at the annual meeting only if a quorum exists. The presence, in person or by proxy, of one-third of the outstanding shares of common stock entitled to vote as of the close of business on the record date constitutes a quorum. Abstentions and broker non-votes will count toward establishing a quorum. Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares. An abstention occurs when a shareholder withholds such shareholder’s vote by checking the “abstain” box on the proxy card, or when a shareholder present at the meeting does not cast a ballot.

For Proposal No. 1: Under applicable law and SonoSite’s restated articles of incorporation and amended and restated bylaws, if a quorum is present at the annual meeting, the nine nominees for election of directors who receive the greatest number of votes cast for the election of directors by shares present in person or represented by proxy and entitled to vote shall be elected directors. You are not entitled to cumulative voting rights in the election of directors. Brokerage firms and nominees do not have the authority to vote their customers’ unvoted shares on Proposal No. 1 or to vote the customers’ shares if the customers have not furnished voting instructions to their brokers within a specified period of time prior to the Annual Meeting of Shareholders. Abstentions and broker non-votes will not affect the outcome of the vote on Proposal No. 1.

For Proposal No. 2: The affirmative vote of the holders of shares representing a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the appointment of the independent registered public accounting firm. Brokerage firms and nominees do have the authority to vote their customers’ unvoted shares on Proposal No. 2 or to vote the customers’ shares if the customers have not furnished voting instructions within a specified period of time prior to the Annual Meeting of Shareholders. Abstentions will have the effect of a vote against Proposal No. 2. Broker non-votes will not affect the outcome of the vote on Proposal No. 2.

For Proposal No. 3: The affirmative vote of the holders of a majority of SonoSite’s outstanding common stock is required to approve the amendment and restatement of SonoSite’s Restated Articles of Incorporation. Brokerage firms and nominees do have the authority to vote their customers’ unvoted shares on Proposal No. 3 or to vote the customers’ shares if the customers have not furnished voting instructions within a specified period of time prior to the Annual Meeting of Shareholders. Abstentions will have the effect of a vote against Proposal No. 3. Broker non-votes will not affect the outcome of the vote on Proposal No. 3.

Voting by Mail

By signing and returning the enclosed proxy card according to the instructions provided, you are enabling the individuals named on the proxy card, known as “proxies,” to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting.

Voting by Telephone

You may be able to vote by telephone. If so, instructions are included with your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting on the Internet

You may be able to vote on the Internet. If so, instructions are included with your proxy card. If you vote on the Internet, you do not need to complete and mail your proxy card.

Voting in Person at the Meeting

If you plan to attend the annual meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the shareholder of record, and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name. In that case, and if you wish to vote at the meeting, you will need to bring with you to the meeting a legal proxy from your broker or other nominee authorizing you to vote these shares.

ELECTRONIC DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT

This proxy statement and the 2009 annual report are available on our Internet site by going to www.sonosite.com and clicking on “Company”, then “Investors”. Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save SonoSite the cost of producing and mailing these documents by following the instructions provided on your proxy card or following the instructions provided when you vote over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to use to access SonoSite’s proxy statement and annual report. The e-mail also will include instructions for voting over the Internet. You will have the opportunity to opt out at any time. You do not have to elect Internet access each year.

HOUSEHOLDING

We have adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission, or SEC. Under this procedure, a single copy of the annual report and proxy statement will be sent to any household at which two or more shareholders reside. Any one of the shareholders at a shared address may notify Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, if such shareholder wishes to receive additional copies of this proxy statement, and Broadridge will deliver the additional copy promptly after the request. This procedure reduces our printing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

If you are a shareholder of record and share an address with one or more other shareholders of record, and you wish to continue to receive separate annual reports, proxy statements and other disclosure documents, or you wish to request delivery of a single copy of our annual reports, proxy statements and other disclosure documents, you can do so by contacting Broadridge, either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from or added to the householding program within 30 days of receipt of your request.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

SOLICITATION OF PROXIES

Proxies may be solicited by our directors, officers and regular employees, without payment of any additional compensation to them. Proxies may be solicited in person, by mail or telephone. Any costs relating to such solicitation will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of common stock for their expenses in forwarding solicitation materials to beneficial owners. We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $12,000 in the aggregate.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the annual meeting, nine directors are to be elected to hold office for a term of one year and, in each case, until his or her successor shall be elected and shall qualify. The board of directors has no reason to believe that any of the nominees listed below will be unable to serve as a director. If, however, any nominee becomes unavailable, the proxies will have discretionary authority to vote for a substitute nominee.

The following table sets forth the name and age of each member of the board of directors, the positions and offices held by each director with SonoSite and the period during which the director has served as a director of SonoSite.

At the annual meeting, the nine directors are to be elected to hold office for a term of one year and, in each case, until his or her successor shall be elected and shall qualify. There are no family relationships among any of the Company’s directors or executive officers. Jacques Souquet, Ph.D., who served as a director since 1998, is not standing for re-election.

Director Qualifications

The following provides information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about his or her age, previous and current positions held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to SonoSite and our board. Finally, we value their significant experience on other public company boards of directors and board committees.

Name	Age	Positions and Offices With SonoSite	Director Since
Kirby L. Cramer	73	Chairman of the Board of Directors (non-executive)	1998
Kevin M. Goodwin	52	President, Chief Executive Officer and Director	1998
Carmen L. Diersen	49	Director	2005
Steven R. Goldstein, M.D.	59	Director	1998
Paul V. Haack	59	Director	2006
Rodney F. Hochman, M.D.	54	Director	2009
Robert G. Hauser, M.D.	70	Director	2004
Richard O. Martin, Ph.D.	70	Director	2008
William G. Parzybok, Jr.	68	Director	1998

Kirby L. Cramer has served as our non-executive Chairman of the Board since 1998. From 1968 to 1987, Mr. Cramer served as Chief Executive Officer of Hazleton Laboratories Corporation, now called Covance, Inc., and is currently its Chairman Emeritus. Mr. Cramer holds a B.A. degree from Northwestern University and an M.B.A. degree from the University of Washington and is a graduate of the Harvard Business School’s Advanced Management Program. We believe Mr. Cramer’s qualifications as a director include his experience in the diagnostics, medical device and pharmaceutical/biotechnical industries.

Kevin M. Goodwin has served as our President, Chief Executive Officer and a director since 1998. From 1997 to 1998, Mr. Goodwin served as Vice President and General Manager of ATL Ultrasound, Inc.’s (“ATL”) handheld systems business group. From 1991 to 1997, Mr. Goodwin served as Vice President and General Manager of ATL Ultrasound’s businesses in Asia, the Pacific and Latin America. From 1987 to August 1991, Mr. Goodwin served in a variety of sales and management positions at ATL Ultrasound. From 1980 to 1987, Mr. Goodwin served in various management positions with American Hospital Supply, Picker International and Baxter Healthcare Corporation, all medical equipment and supply distributors. Mr. Goodwin holds a B.A. degree from Monmouth College, with an emphasis on hospital management, and attended the Executive Program at the Stanford Graduate School of Business. We believe Mr. Goodwin’s qualifications as a director include his sales and marketing experience in the medical device industry, including twelve years as our president and chief executive officer.

Carmen L Diersen has served as a director of SonoSite since 2005. Since September 2006, Ms. Diersen has served as the Chief Financial Officer of Spine Wave, Inc., a developer of advanced materials, techniques, and implant systems for spinal surgery. From 2004 to 2006, Ms. Diersen served as Executive Vice President and Chief Financial Officer of American Medical Systems. From 1992 to 2004, she held positions of increasing domestic and international responsibility in finance and general management at Medtronic Inc., including Vice President, General Manager, Musculoskeletal Tissue Services and Vice President of Finance and Administration. From 1982 to 1992, she was at Honeywell Inc. Ms. Diersen has served on the board of directors of Wright Medical since December 2009 and previously served on the board of directors of Memry Corporation from December 2004 through September 2008 when the company was sold. Ms. Diersen has been a Certified Public

Accountant since 1983. Ms. Diersen received a B.S. Accounting Degree from the University of North Dakota and an MBA from the University of Minnesota, Carlson School of Management. We believe Ms. Diersen’s qualifications as a director include her financial, operations and transactional experience in the medical device industry.

Steven R. Goldstein, M.D. has served as a director of SonoSite since 1998. Since 1995, he has served as Professor of Obstetrics and Gynecology at New York University School of Medicine. Since 1980, Dr. Goldstein has held various positions as a doctor of Obstetrics and Gynecology at New York University Medical Center, serving as Director of Gynecological Ultrasound since 1994, and as Co-Director of Bone Densitometry for the Department of Obstetrics and Gynecology since 1997. Dr. Goldstein holds an M.D. degree from New York University School of Medicine and completed his residency in Obstetrics and Gynecology at New York University-affiliated hospitals in 1980. We believe Dr. Goldstein’s qualifications as a director include his 30 years of medical practice, teaching and ultrasound experience as a doctor of obstetrics and gynecology.

Paul V. Haack has served as a director of SonoSite since 2006. From 1972 until his retirement in 2005, Mr. Haack practiced as a Certified Public Accountant, and held positions of increasing responsibility at Deloitte and Touche. Most recently Mr. Haack was a senior partner in Chicago serving the United Airlines and Boeing accounts. During his career he also served as lead technical partner in Deloitte’s Northwest and Milwaukee Practices. Mr. Haack has also served on the board of directors of Esterline Technologies since 2006. Mr. Haack received a B.S. Degree in business from the University of Montana. We believe Mr. Haack’s qualifications as a director include his 33 years of experience as a certified public accountant.

Robert G. Hauser, M.D., has served as a director of SonoSite since 2004. Dr. Hauser has been a Senior Consulting Cardiologist at the Minneapolis Heart Institute since 1992. In 2003-2004 and in 1995-1996, he served as President of the Cardiovascular Services Division of Abbott Northwestern Hospital. From 1987 to 2003, he was the director of Pacemaker Surveillance Clinic, Minneapolis Heart Institute. From 1988 to 1992, Dr. Hauser served as President and Chief Executive Officer of Cardiac Pacemakers, Inc., a division of Eli Lilly and Company, prior to its merger with Guidant, Inc. Dr. Hauser is a fellow of the American College of Cardiology and a Founder, Past-President and Fellow of the Heart Rhythm Society (NASPE). He received a B.S. degree from the University of Cincinnati and graduated with honors from College of Medicine at University of Cincinnati in 1968. We believe Dr. Hauser’s qualifications as a director include his operational experience in the medical device industry and 36 years as a cardiologist.

Rodney F. Hochman, M.D., joined SonoSite’s board in July 2009. Since April 2007, Dr. Hochman has served as the chief executive officer of Swedish Medical Center, the largest non-profit health provider in the greater Seattle area. From 2004 to 2007, Dr. Hochman served as executive vice president at Sentara Norfolk General Hospital in Virginia, where he was responsible for the operation of five hospitals, as well as the organization’s medical group, legal and corporate compliance divisions. From 1998 to 2004, Dr. Hochman was chief medical officer for Sentara. Dr. Hochman has also held management positions at Health Alliance of Greater Cincinnati and Guthrie Healthcare System in Sayre, PA. Dr. Hochman earned his medical degree from Boston University School of Medicine and his bachelor’s degree from Boston University. He has a medical background in rheumatology and internal medicine, and served as a clinical fellow in internal medicine at Harvard Medical School and Dartmouth Medical School. We believe Dr. Hochman’s qualifications as a director include his operational experience as a hospital executive and 31 years of medical experience.

Richard O. Martin, Ph.D. joined SonoSite’s Board in May 2008. Dr. Martin served as President of Medtronic Physio Control Corporation from 1998 until his retirement in 2001. Prior to its acquisition by Medtronic in 1998, he was Chairman and Chief Executive Officer of Physio Control Corporation. He also held several senior executive positions in engineering, marketing and sales with Intermedics, Inc before being named President and COO of that company in 1985. From 1989 to 1990, Dr. Martin served as Director, President and COO of Positron Corporation. From 1998 to 2009, when it was acquired by SonoSite, Dr. Martin also served on the board of CardioDynamics International Corporation. Dr. Martin also currently serves on the board of Pet

DRx Corporation. Dr. Martin received his bachelor’s degree from Christian Brothers College, a master’s from the University of Notre Dame, and a doctorate from Duke University. We believe Dr. Martin’s qualifications as a director include his financial and operations experience in the diagnostics manufacturing field.

William G. Parzybok, Jr. has served as a director of SonoSite since 1998. From 1991 to 1998, Mr. Parzybok was Chairman of the Board and Chief Executive Officer of Fluke Corporation, a manufacturer of electronic test and measurement instruments. From 1984 to 1991, he served as Vice President and General Manager of various groups at Hewlett-Packard Company, a computer hardware and instrument manufacturer. Mr. Parzybok holds B.S. and M.S. degrees from Colorado State University. We believe Mr. Parzybok’s qualifications as a director include his operational, financial and executive experience in the high technology manufacturing industry.

The Board of Directors Unanimously Recommends a Vote “FOR” this Proposal No 1.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The board of directors has determined that the following directors are “independent” under the rules of the Nasdaq Stock Market: Kirby L. Cramer, Carmen L. Diersen, Steven R. Goldstein, M.D., Paul V. Haack, Robert G. Hauser, M.D., Rodney F. Hochman, M.D., Richard O. Martin, Ph.D. and William G. Parzybok, Jr. The board of directors has also determined that each of the members of the audit and compensation committees meets the independence requirements applicable to committees under the Nasdaq and the Securities and Exchange Commission rules and regulations.

BOARD LEADERSHIP STRUCTURE

SonoSite separates the chief executive officer and board chair positions and believes this board leadership structure, with a non-executive independent chair, is the most appropriate structure for the company in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction of the company and the day to day leadership and performance of the company, while the chair of the board provides guidance to the chief executive officer, and acts as a liaison between the chief executive officer and the independent directors. SonoSite has had this leadership structure since its founding in 1998.

COMMITTEE MEMBERSHIP AND FUNCTION

The board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee, a quality and technology committee and a financing and mergers & acquisitions committee. Each of these committees is responsible to the board of directors and, except to the extent that sole authority over a particular matter has been granted to such committee, its activities are subject to approval of the board. The functions performed by the audit, compensation and nominating and corporate governance committees are summarized below.

Audit Committee

The audit committee is appointed by the board of directors to assist the board of directors in fulfilling its financial oversight responsibilities by overseeing the accounting and financial reporting processes of SonoSite and audits of its consolidated financial statements and internal controls over financial reporting. The audit committee is governed by an audit committee charter adopted by the board of directors that may be amended by the board of directors at any time, in which case the most current version will be available on our web site at http://www.sonosite.com/company/committees/. The audit committee’s primary duties and responsibilities include:

•

Appointing and retaining our independent registered public accounting firm, approving all audit, review and other services to be provided by the independent registered public accounting firm and determining the compensation to be paid for such services;

•	Overseeing the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance;

•	Overseeing the qualifications, independence and performance of our independent registered public accounting firm and internal controls compliance department;

•	Reviewing and, if appropriate, approving any related party transactions;

•

Providing an avenue of communication among the independent registered public accounting firm, management, the internal controls compliance department, and the board of directors, including a meeting summary as part of regular board of directors meetings;

•	Providing a means for processing complaints and anonymous submissions by employees of concerns regarding accounting or auditing matters; and

•	Monitoring compliance with legal and regulatory requirements.

The members of the audit committee in 2009 were Mr. Haack (chairperson), Ms. Diersen, Mr. Edward Fritzky (until his retirement from the board in April 2009), Dr. Martin (commencing February 2009) and Mr. Parzybok (until February 2009). The board of directors has designated Mr. Haack as SonoSite’s “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The biographical summaries for Mr. Haack, Ms. Diersen and Dr. Martin are included under “Proposal One: Election of Directors—Nominees.” The audit committee held nine meetings in 2009.

Compensation Committee

The compensation committee has been delegated by the board of directors to oversee and administer all significant aspects relating to SonoSite’s compensation policies and programs, including director and officer compensation. The compensation committee is governed by a compensation committee charter, adopted by the board of directors, which gives the compensation committee the authority to make decisions on behalf of the board with respect to matters within its jurisdiction and any other duties assigned to it by the board. Under this charter, the compensation committee may also delegate any of its functions, duties and authority to a subcommittee of its members or to other board members. To date, the compensation committee has not established a subcommittee although it has delegated to our chief executive officer authority to grant, on an annual basis, stock awards up to a total of 25,000 stock options per person and up to a total of 8,000 restricted stock units per person to non-executive officers and employees. In addition, our chief administration officer has been charged with responsibility for day-to-day administration of our stock, 401(k) and certain other benefits plans.

The current version of the compensation committee charter is available on our web site at http://www.sonosite.com/company/committees/. The compensation committee’s responsibilities include:

•	Reviewing and approving compensation and benefits for directors and our executive officers;

•	Administering our incentive compensation and benefits plans including our 401(k) Plan;

•

Administering all equity compensation plans, including our 1998 Stock Option Plan (the “1998 Plan”), our Amended and Restated 2005 Stock Incentive Plan (the “2005 Plan”) and our Employee Stock Purchase Plan (“ESPP”), under which stock option grants, restricted stock unit grants, and other types of incentive compensation may be made to directors, executive officers and other employees;

•	Reviewing and approving corporate and individual goals and objectives relevant to the compensation of our officers;

•	Evaluating the performance of our chief executive officer on an annual basis, in light of individual and corporate goals and objectives; and

•	Retaining the services of compensation consultants and other advisors it determines necessary to assist it in carrying out its duties.

The committee meets quarterly in conjunction with regularly scheduled board meetings, and also holds meetings via conference call when deemed necessary by the committee or its chairperson. The agendas are determined through a collaborative process involving the committee chairperson, our chief administration officer and our chief executive officer, who typically attend all meetings. These officers are typically excused from the meeting when the committee discusses their individual compensation or performance and during other executive sessions held by the committee (typically at the end of each regularly scheduled quarterly meeting). Our chief executive officer, with the assistance of our chief administration officer, annually reviews the performance of each named executive officer (other than the chief executive officer, whose performance is reviewed by the committee). Their conclusions and recommendations based on those reviews are presented to the committee for consideration.

Since 2006, the compensation committee has retained Compensia Inc. (“Compensia”), a compensation consulting firm, for advice and assistance on executive compensation matters and severance arrangements. Compensia provides the committee with relevant market data and alternatives to consider when making decisions for the named executive officers as well as other key officers. The committee has the sole authority to hire and fire Compensia. Although our chief administration officer interacts with and provides support and historical and current compensation information to Compensia for use in the firm’s analyses provided to the compensation committee, it is the committee that receives Compensia’s final work product. Management does not currently have its own compensation consultant. Except for the work it does for our compensation committee, Compensia does not provide other services to SonoSite. Since 2007, the committee has retained Aon Consulting from time to time to provide education to the committee members on compensation topics.

The members of the compensation committee in 2009 were Dr. Hauser (chairperson), Mr. Cramer, Dr. Goldstein and Mr. Parzybok (who joined the committee in February 2009). As required by the committee charter, all compensation committee members have been and currently are independent nonemployee directors as defined under Rule 16b-3 of the Securities Exchange Act of 1934 and the director independence requirements of the NASDAQ. In addition, each director satisfies the definition of “outside director” under Section 162(m) of the Internal Revenue Code. No special expertise in compensation matters is required for appointment to the compensation committee. The compensation committee held five meetings in 2009.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is appointed by the board of directors to help ensure that the board of directors is appropriately constituted to meet its fiduciary obligations to SonoSite and its shareholders related to monitoring and safeguarding the independence of the board and providing a leadership role in shaping the corporate governance of SonoSite.

A complete description of the nominating and corporate governance committee’s functions is provided in its written charter, which is accessible via our website at http://www.sonosite.com/company/committees/. The nominating and corporate governance committee’s primary duties and responsibilities include:

•	Establishing director qualifications and the selection criteria for new directors;

•	Identifying individuals qualified to become directors and recommending director nominees to the board of directors;

•	Overseeing the annual self-assessment of the board;

•	Annually reviewing the board of directors committee membership and structure;

•	Monitoring the independence of directors under Nasdaq Stock Market listing requirements; and

•

Reviewing and assessing the board’s corporate governance principles and the company’s code of conduct applicable to all directors, officers and employees, and monitoring and approving any modifications or waivers of such code of business conduct and ethics.

The members of the nominating and corporate governance committee in 2009 were Ms. Diersen (chairperson) and Messrs. Cramer, Fritzky (until his retirement from the board of directors in April 2009) and Haack, all of whom are independent directors within the meaning of the Nasdaq Marketplace Rules. The nominating and corporate governance committee held four meetings in 2009.

BOARD, COMMITTEE AND ANNUAL MEETING ATTENDANCE

In 2009, there were seven meetings of the board of directors. Overall attendance at board and committee meetings was approximately 92%. Each board member, other than Dr. Souquet, attended at least 75% of the aggregate of the meetings of the board and of the committees on which he or she served. SonoSite has no formal policy regarding annual meeting attendance by its directors, but it strongly encourages attendance and all directors attended our 2009 annual meeting of shareholders.

EXECUTIVE SESSIONS

Our corporate governance principles require that at each board of directors meeting, and at such other times as determined by the chairperson or as required by applicable law, the independent directors shall meet separately in executive session without management present.

DIRECTOR NOMINATIONS

Criteria for Board Membership

The nominating and corporate governance committee reviews the skills, characteristics and experience of potential candidates for election to the board and recommends nominees for directors to the full board for approval. As stated in our corporate governance principles, posted on our website at http://www.sonosite.com/company/corporate-governance/, among the characteristics to be considered by the nominating and corporate governance committee in evaluating director candidates are professional background, business experience, judgment and integrity, familiarity with the healthcare industry, and technical expertise (especially candidates with operational experience in medical device companies). The board has focused on diversity and depth of experience in the healthcare industry as important criteria. As a result, the board has directors who practice medicine, manage healthcare systems and have held management positions in the industry.

To the extent practicable, candidates for open director seats are selected on the principle that relevant business and industry experience is beneficial to the board of directors as a whole. In determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the board of directors and its committees, as well as the nature and time involved in a director’s service on other boards.

Process for Identifying and Evaluating Nominees

The nominating and corporate governance committee identifies nominees by first evaluating the current members of the board of directors willing to continue in service. Current members of the board of directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If there is a vacancy on the board of directors as a result of a resignation or otherwise, or if the board of directors decides not to re-nominate a member for re-election, the nominating and corporate governance committee then identifies the desired skills and experience of a new nominee in light of the criteria above.

Shareholder Nominee

In accordance with our bylaws and applicable law, recommendations for nominations for directors may be made by any shareholder of record entitled to vote for the election of directors at shareholder meetings held for such purpose. The requirements a shareholder must follow for recommending persons for election as directors are set forth in our bylaws and the section of this proxy statement titled “Deadline for Receipt of Shareholder Proposals for 2011 Annual Meeting.” If a shareholder complies with these procedures for recommending persons for election as directors, the committee will conduct the appropriate and necessary inquiries into the backgrounds, qualifications and skills of the recommended candidates and, in the exercise of the committee’s independent judgment in accordance with the policies and procedures adopted in the committee’s charter, and based upon the same criteria used with respect to candidates selected by the board, will determine whether to recommend the candidates recommended by the shareholders to the board of directors for inclusion in the list of candidates for election as directors at the next shareholder meeting held to elect directors.

Board Nominees for the 2010 Annual Meeting

Each of the nominees listed in this proxy statement are current directors standing for re-election.

RISK CONSIDERATIONS IN OUR COMPENSATION POLICIES AND PRACTICES

We have reviewed our compensation policies and practices for all employees and have determined that the associated risks are not reasonably likely to have a material adverse effect on the company.

THE BOARD’S ROLE IN RISK OVERSIGHT

In 2009, the audit committee directed the formation of a management risk committee to provide oversight of SonoSite’s risk assessment responsibilities, specifically (a) the risks inherent in the business of the company and the control processes with respect to such risks, (b) the assessment and review of strategic, operational, compliance, and financial risks, and (c) the risk management activities of the company and its subsidiaries. The risk committee consists of members of management and meets as frequently as necessary to fulfill its duties and responsibilities, but not less frequently than quarterly. The risk committee reports on risk analysis and mitigation to the audit committee on a regular basis and makes such recommendations as it deems necessary or appropriate. The risk committee has developed a framework of identification of potential risks and a consolidated risk plan based on the framework.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The board of directors maintains a process for shareholders to communicate with the board of directors. Shareholders wishing to communicate with the board of directors should send any communication to Corporate Secretary, SonoSite, Inc., 21919 30th Drive S.E., Bothell, Washington 98021. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The corporate secretary will forward such communication to the full board of directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the corporate secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the compensation committee are independent directors, and none of them serve as a member of a compensation committee (or equivalent) or board of directors of any entity that has one or more executive officer serving as a member of our compensation committee or board of directors.

CODE OF CONDUCT

SonoSite has adopted a code of conduct to guide our officers, directors and employees, including our principal executive officer, principal financial officer and controller, in complying with the law and maintaining the highest standards of ethical conduct. All of our employees and directors must carry out their duties in accordance with the policies set forth in the code of conduct and with applicable laws and regulations. The code of conduct also sets forth our procedures for reporting possible wrongdoing to executive management and establishes a confidential procedure for reporting to the audit committee. A copy of the code of conduct can be accessed on the Internet via our website at www.sonosite.com/company/corporate-governance/.

EXECUTIVE OFFICERS

Our executive officers and their ages as of December 31, 2009, are as follows:

Name	Age	Positions	Officer Since
Kevin Goodwin	52	President, Chief Executive Officer and Director	1998
Michael Schuh	49	Vice President, Chief Financial Officer and Treasurer	2000
James Branman	47	Vice President, Cardiovascular Disease Management	2008
Graham Cox	51	Senior Vice President, International Sales	2005
James Gilmore	45	Senior Vice President, Product Innovation and Customer Delivery	2008

Kevin Goodwin’s biographical summary is included under “Proposal One: Election of Directors—Nominees”.

Michael Schuh has served as Vice President, Finance and Chief Financial Officer since 2000 and as Treasurer since 2003. From 2000 to 2002, Mr. Schuh also served as Secretary. Previously, Mr. Schuh was with Leasetec Corporation in Boulder, Colorado for approximately 14 years in a variety of positions including vice president of finance, director of strategic planning and acquisitions, European finance director and corporate controller. He also acted as chief financial officer and chief operating officer of Capital Associates in Lakewood, Colorado. Prior to Leasetec, Mr. Schuh served for four years as senior consultant for Deloitte Haskins & Sells in Denver, Colorado. Mr. Schuh holds a bachelor’s degree in business administration from the University of Wisconsin in Madison, Wisconsin.

James Branman, Vice President, Cardiovascular Disease Management, has held sales management positions at SonoSite since 2001 and was appointed to vice president of sales of the cardiovascular disease management division in August 2009. Prior to his promotion to his current position, he also served as Director, US Sales in 2008 and a business director for the Western region. Mr. Branman’s career spans 18 years of increasing responsibility in sales and sales management in the medical technology industry, 16 of which are in ultrasound. He began his career as an ultrasound sales representative for Corometrics Medical Systems in 1991 and among other companies worked for GE Medical Systems and ATL Ultrasound, Inc. Mr. Branman holds a bachelor of science degree in history with a minor in political science from Illinois State University.

Graham Cox, Senior Vice President, International Sales, joined SonoSite in 1999. He was promoted from Vice President, Europe, Middle East and Africa to Vice President, International in 2005 and to Senior Vice President in 2008. Involved with the ultrasound industry since 1978, Mr. Cox worked for ATL Ultrasound and Acuson prior to joining SonoSite. Mr. Cox received an electronic engineer education and holds an Executive MBA from the International Management Centers Association.

James Gilmore, Senior Vice President, Product Innovation and Delivery, rejoined SonoSite in 2006. Previously, he served as global engineering manager for global ultrasound probes at GE Healthcare. Mr. Gilmore was one of the original engineers at SonoSite when the company was spun off from ATL Ultrasound in 1998. He served as director, transducer engineering for six years. He was honored as an ATL Technical Fellow for innovation and technical leadership and is named as an inventor on three patents for transducer technology. Mr. Gilmore received both his bachelor’s degree in electrical engineering and his master’s degree in biomedical engineering from Drexel University.

COMPENSATION DISCUSSION AND ANALYSIS

OVERSIGHT AND ADMINISTRATION OF EXECUTIVE COMPENSATION

The compensation committee of our board of directors is responsible for overseeing and administering all components of our executive compensation program. The responsibilities, composition and practices of the committee are discussed in detail in the Corporate Governance section.

SUMMARY

The unfavorable global economic environment adversely affected our business in fiscal year 2009, as hospitals cut back or delayed capital spending. As a result, SonoSite’s sales revenues, operating income and cash flow decreased from 2008. These factors affected our compensation programs during 2009 in the following manner. First, our compensation committee last took significant action with regard to base salaries and equity award grants for our named executive officers in October 2008, at which time it increased base salaries for our named executive officers and granted equity awards intended to be the only equity awards made during 2008 and 2009 for our officers. (These developments are also described in our proxy statement filed in March 2009). Second, the performance objectives specified under our annual cash incentive bonus arrangement for 2009 were not achieved, a situation directly impacted by the global economic situation of 2009, which caused a significant decrease in medical technology spending. In light of this, our compensation committee decided in February 2010 that it would not be appropriate to fail to pay our management any cash bonuses with respect to 2009, and so approved payment of discretionary cash bonuses to certain of our named executive officers, and also decided that it would not increase base salaries or grant additional equity awards at that time. These matters are discussed in greater detail below.

COMPENSATION PHILOSOPHY

The committee’s work is guided by the following three principles:

•	Attract and retain talented executive personnel by providing competitive compensation opportunities;

•	Directly link compensation to individual contribution and company performance; and

•	Tie meaningful compensation opportunities to the creation of additional shareholder value.

Our executive compensation philosophy is implemented through three key elements. The first element is to attract and retain talented executive personnel by paying them market or a premium-to-market base salary. Offering market or premium-to-market base salary is designed to provide executive personnel with the benefits of a stable base compensation that is comparable to what they would receive from most of our competitors. The second element is the annual variable incentive plan, which ties annual bonus payments to specified annual performance objectives. The third element is to provide executive personnel with meaningful equity compensation awards in order to align executives’ incentives with those of our shareholders through a focus on long-term value creation.

MARKET DATA, BENCHMARKING AND OTHER TOOLS USED IN ANALYZING COMPENSATION

In making compensation decisions for the named executive officers, the committee compares each element of total compensation against a peer group of publicly traded medical device companies (collectively, the “Peer Group”). This Peer Group, which is periodically reviewed and updated by the committee, includes companies with revenues and market capitalization that differ from those of SonoSite; however, the committee concluded that this peer group was appropriate because the company is competing for talent with these organizations. In 2008, the companies comprising the Compensation Peer Group for the review to establish 2009 compensation levels (the “2009 Peer Group”) were:

Accuray Incorporated	Merit Medical Systems, Inc.
AngioDynamics, Inc.	Symmetry Medical, Inc.
ArthroCare Corporation	Thoratec Corporation
Cardiac Science Corporation	TomoTherapy Incorporated
Datascope Corp.	Vital Signs, Inc.
Exactech, Inc.	Volcano Corporation
ICU Medical, Inc.	Wright Medical Group, Inc.
Masimo Corporation	Zoll Medical Corporation
Mentor Corporation

At the suggestion of Compensia, the compensation committee approved certain changes to the membership of the Compensation Peer Group for the 2010 compensation review undertaken in late 2009 (the “2010 Peer Group”). Specifically, the group was modified by removing Datascope Corp., Mentor Corporation and Vital Signs, Inc. and adding CONMED Corporation and Cyberonics, Inc., both of which are publicly traded medical device companies. Several of the companies included in the 2009 Peer Group were removed because, during 2009, they ceased to exist as a result of acquisitions or mergers.

The compensation committee uses the Peer Group data, together with Compensia’s analysis of such data, as a reference to help it evaluate the levels of compensation for our named executive and other officers; meaning that, to the extent such data is available with respect to a particular position, it compares the current level of compensation for an executive officer against the relevant Peer Group data and then it may or may not adjust the officer’s compensation, depending on a variety of external factors as well as its judgment as to what is appropriate in context. Peer Group data is generally available for evaluation of the compensation of our chief executive officer, chief financial officer, and certain other senior-level executive officers. When relevant data was not available from the Peer Group for other executive officers, the committee relied on data from the Radford July 2008 High-Tech Executive Survey updated by Compensia to July 2009.

In addition, in determining, compensation levels for 2010, the committee also reviewed the WorldatWork 2009/2010 Salary Budget Survey, which includes compensation information for over 350 technology companies. The WorldatWork survey reported that most companies in the survey froze salaries company-wide, reduced or delayed merit increases, or limited increases to high-performing individuals. As a result, overall average salary increase budgets for executives at the WorldatWork respondents only increased by approximately 1.0-1.5% over the previous year. Consequently, the committee decided not to update the Radford High Tech Executive Survey beyond July 2009, and continued to use data from that survey to assess 2010 compensation levels for named executive officers. The Peer Group data, Radford Study data, and (with respect to 2010 compensation levels), the WorldatWork 2009/2010 survey are hereinafter collectively referred to as the “Market Data.”

The committee’s decisions on compensation levels for its 2009 fiscal year were made in October and November of 2008. In setting 2009 compensation, the broad goal of the committee was to benchmark, relative to the Market Data, our executive compensation to the 50th to 75th percentile with respect to both salary and total cash compensation, subject to adjustments below or in excess of the target levels based on the committee’s evaluation of the executive’s scope of responsibility, achievement of business results, the company’s performance results, and length of time in position (collectively, the “2009 Individual Factors”). In setting prior years’ compensation (including 2008 compensation), the committee used the 50th percentile as an initial benchmark for determining base salaries (subject to adjustment for Individual Factors). As an initial reference for setting base salary levels for 2009, the committee decided to use a target band of 50th to 75th percentile (relative to Market Data) both to be consistent with its target benchmark for total cash compensation, and to allow more room to account for factors specific to each executive that may result in deviations from a single number percentile target.

With respect to equity awards, the compensation committee has used the Market Data only as a general reference point when making decisions about the size of awards to grant to individual executive officers. As mentioned above, the committee did not grant equity awards to any named executive officers during 2009. The equity awards granted to officers in November 2008 were intended to cover both 2008 and 2009. While the committee did refer to the Market Data in late 2008 when making its assessment of the level of equity grants (and in particular looked at the 50th percentile of the Market Data), the committee made significant adjustments when setting the size of the awards to account for the fact that those grants were intended to cover a two year period, as well as to take into consideration various factors, including the historical grant levels for individual executives, vesting schedules for previously issued equity, the amount of SonoSite stock already owned, the number of shares remaining in the company’s equity plans, and each executive’s performance record. Additional details about these equity awards are included in our proxy statement filed in March 2009.

In undertaking its review of our compensation programs in October 2009 for the purpose of 2010 compensation, the committee again had the broad goal of benchmarking base salaries and total cash compensation to the 50th to 75th percentile of the Market Data, while it also intended to make adjustments below or above the target levels based on the committee’s evaluation of the executive’s length of tenure and performance in the position, scope of responsibility and the company’s historical performance results (collectively, the “2010 Individual Factors”) (the 2009 Individual Factors and 2010 Individual Factors are referred to collectively as the “Individual Factors”). As discussed more fully in the “Equity Grants” section below, the 2010 Peer Group data regarding equity compensation had less reference value as the committee did not consider equity grant targets in setting 2010 compensation levels because it had determined not to grant any additional equity awards when setting 2010 compensation.

During 2009, actual compensation paid or awarded to individual named executive officers varied in a number of cases from the targets described above. As a result, two named executive officers had variances of 10% or more between actual base salary paid in 2009 and the 50th to 75th percentile benchmark in the Market Data used to guide 2009 base salary levels.

Specifically, Mr. Cox’s salary was at approximately 119% of the top of his target range. The available Market Data for Mr. Cox’s position (executive in charge of worldwide ultrasound sales) focused on U.S. sales executives or international sales executives; there was relatively little Market Data for executives who, like Mr. Cox, oversaw both U.S. and overseas sales. The compensation committee, working with Compensia, conducted a gap analysis between existing Market Data and the scope of Mr. Cox’s responsibilities for worldwide sales. Based on the results of this analysis, as well as the company’s obligations to Mr. Cox in relation to pay U.K. pension contributions and related threshold salary amounts, his base salary was above the target range.

Mr. Schuh’s base salary level equaled 86% of the lower end of his target range. At the time Mr. Schuh’s base salary level was established for 2009, he had only recently resumed the position of chief financial officer from his previous position as vice president finance, business process. The committee therefore believed it was appropriate to set Mr. Schuh’s base salary slightly below the target range, with the opportunity to re-assess his base salary as the length of his tenure increased.

Mr. Goodwin’s and Mr. Branman’s base salaries were within the target range for 2009, and Mr. Gilmore’s salary varied from the target range by less than 10%.

As described in more detail in the “Short Term Incentive Compensation” section, the named executive officers did not receive any incentive compensation under the award formulas set forth in the 2009 Variable Incentive Bonus Plan. Although the compensation committee did grant a discretionary bonus payment to Messrs. Goodwin, Schuh, Cox and Gilmore, the amount of such bonus was below the target payment levels under the 2009 Variable Incentive Bonus Plan. Mr. Branman did not receive any payments under his incentive bonus program. Consequently, the total cash compensation for Mr. Goodwin and Mr. Cox fell below the target range established for 2009 by less than 10%, and total cash compensation for the remaining named executive officers varied from the target range by a range of 70-81% of the bottom of the target percentile band.

For purposes of reviewing 2009 and 2010 compensation, in addition to the Market Data, the compensation committee also used individual “tally sheets” compiled by Compensia to list and total the various components of compensation for each named executive officer and referenced it against Market Data. The tally sheets were used to track compensation to historical performance and to compare internal compensation equity.

COMPONENTS OF EXECUTIVE COMPENSATION

Base Salaries

The committee performs an annual review of base salaries for named executive officers and other employees based on Market Data, an internal review of each executive’s compensation relative to other officers, and the individual performance of the executive. Base salary ranges are established for each executive based on Market Data. As described above, base salaries for senior executives are generally targeted to fall within the 50th to 75th percentile of the relevant Market Data. The committee may make adjustments that vary from this target range based on its review of the Individual Factors for the relevant year.

No salary increases for named executive officers were authorized in 2009, primarily because the compensation committee had already approved salary increases in October 2008 for the 2009 fiscal year for each of the executive officers. Those increases became effective on January 1, 2009. As explained in greater detail in our proxy statement filed in March 2009, the rationale for each executive officer’s increase for 2009 focused on consistency with benchmark levels and increased responsibility levels assumed by executives.

In August 2009, the focus of Mr. Branman’s duties changed from management of U.S. ultrasound sales to development and oversight of sales strategy for the company’s newly-launched cardiovascular disease management division. This division was launched as a result of SonoSite’s acquisition of CardioDynamics International Corporation (“CDIC”) in 2009. In connection with Mr. Branman’s change of position, his annual base salary was adjusted to a lower base level, and his short term incentive compensation plan was changed, as described in the “Sales Management Incentive Compensation” section below.

As of the date of this proxy statement, no increases or decreases to 2009 named executive officer base salaries have been approved for 2010.

Short-term Incentive Compensation

The SonoSite, Inc. Variable Incentive Bonus Plan (the “VIP”), the annual cash incentive program, is intended to:

•	enhance shareholder value by promoting strong linkages between employee performance and company performance;

•	support achievement of the company’s business objectives; and

•

promote retention of participating employees by providing them with the opportunity to earn incentive pay to increase their total annual cash compensation to between the 50th and 75th percentile of the Market Data.

The VIP was initially implemented for fiscal year 2005. The VIP provides guidelines for the calculation of an annual cash incentive by the compensation committee, which acts as the administrator of the plan. Each year the committee decides whether to establish grant awards under the VIP, selects which executives should receive awards, and establishes performance targets. At the beginning of the following year, the committee reviews actual performance for the previous fiscal year against the pre-established performance goals and approves any payments to be made under the VIP.

Messrs. Goodwin, Schuh, Cox and Gilmore participated in the 2009 VIP. Under the 2009 VIP, bonuses were calculated based upon the formula of base salary multiplied by the Incentive Target Percentage multiplied by the Matrix Percentage Factor. The Incentive Target Percentage is a percentage of base salary ranging from 45% to 100%, which for each executive was determined by the committee according to such factors as it deems appropriate, including but not limited to, job function, individual participant performance, competitive market data and historical company compensation. The Matrix Percentage Factor is the result of multiplying the “Revenue Factor” and the “Operating Profit Factor”. The Revenue Factor is the actual revenue growth rate less the targeted revenue growth rate multiplied by a 1.5 revenue weighting multiplier. The Operating Profit Factor is the actual operating profit (gross margin less operating expenses, excluding stock-based compensation and certain extraordinary charges) as a percentage of target operating profit multiplied by a 3.5 operating profit weighting multiplier.

For the 2009 fiscal year, the 2009 VIP specified financial performance goals relating to annual revenue and operating profit were increased over the 2008 VIP performance goals. Under the 2009 VIP, for a 100% target achievement, the committee set the revenue target at $255.9 million and the operating profit target at $33 million. The company’s 2009 actual revenue achievement was $220.3 million (excluding revenue of $7.1 million from the business of CDIC, which was acquired by the company in 2009) and 2009 actual operating profit was $27.3 million (excluding loss from CDIC of $6.9 million). These results were reported publicly by the company on February 11, 2010. Because the Revenue Factor fell below the minimum revenue threshold for VIP payouts, no payments were made under the 2009 VIP.

In April of 2009, the compensation committee recognized the difficulty of achieving the 2009 VIP targets given the deterioration in the global economic markets and a slowdown in U.S. hospital spending. Therefore, the compensation committee recommended a discretionary bonus pool for management (including named executive officers) of up to $1 million. In recognition of management’s success in controlling costs despite a 10 percent drop in 2009 annual revenue compared to 2008 revenue, in February 2010, the compensation committee decided to pay discretionary bonuses to certain members of management, including the named executive officers. Although these bonuses were not made under the 2009 VIP, the committee used the VIP as a guideline in calculating the total amount that would be available for bonus payments to VIP participants. Since the Operating Profit Factor achieved in 2009 was at the 40% of the target Operating Profit Factor under the VIP, the committee decided to pay discretionary bonuses in a total amount equal to 40% of the total amount that would have been paid to all VIP participants for 100% achievement of the revenue and operating profit targets under the VIP, or $800,000. Mr. Goodwin received a $203,000 bonus, Mr. Schuh received a $60,000 bonus and Messrs. Cox and Gilmore each received a $50,000 bonus. Since these bonuses were not paid pursuant to the 2009 VIP, they are not considered “performance based compensation” under Internal Revenue Code 162(m). The balance of the bonus pool, or $437,000, was paid to other VIP participants.

In February 2010, the compensation committee decided to resume use of the VIP for purposes of fiscal year 2010 incentive bonus awards. The financial performance goals selected again relate to our annual revenue and operating profit; however, rather than having the target amount of bonuses calculated as a percentage of a participant’s base salary as has been the case in prior years, for the 2010 VIP the committee structured award amounts for the participants (our named executive officers and certain other officers) as a percentage of a $2 million pool, which is the amount that will be paid under the program if 100% of the revenue and operating profit targets are achieved. If the performance targets are exceeded, the pool could be larger but in no case would any one participant in the VIP receive more than $5 million.

Sales Management Incentive Compensation Plans

Mr. Branman did not participate in the VIP in 2009. Instead, his short-term variable compensation was provided for in two separate incentive plans, as follows: (i) for the period covering January 1, 2009 to August 15, 2009, the Sales Management Incentive Plan for Ultrasound ( “Plan 1”), and (ii) for the period covering August 15, 2009 to December 31, 2009, the 2009 Sales Management Incentive Plan for Cardiovascular Disease Management ( “Plan 2”).

The performance targets for Plan 1 and Plan 2 were established by the company’s chief executive officer and chief financial officer, based upon the company’s internal business forecasts for the year. The plans were administered by the company’s chief administration officer, and payouts were calculated and approved by the company’s chief financial officer and chief administration officer.

Plan 1 provided for an annual bonus based upon a formula measuring total revenue and contribution margin from U.S. ultrasound sales. Mr. Branman’s target bonus for achieving 100% of the revenue and contribution margins was $148,000. The plan also provided for graduated payments of the annual bonus if contribution margin was within 75% of the target, and sales revenue was within 85% of the target. Additional bonus payments were also provided for if performance exceeded 100% of the targets. No payments were made to Mr. Branman under Plan 1.

Plan 2 provided for a target bonus of $30,000 for the third and fourth calendar year quarters of 2009, based upon achievement of target sales revenue amounts in the company’s newly-launched cardiovascular disease management business. No payments were made to Mr. Branman under Plan 2.

As Mr. Branman is not a named executive officer for 2010, his 2010 Sales Management Incentive Compensation Plan is not described in this proxy statement.

Equity Grants

We believe equity awards are the most effective way to link individual compensation to individual contribution and company performance, and align the executives’ financial interests with those of our shareholders. Grants of equity to named executive officers, when made by the committee, generally consist of both stock options and restricted stock units.

Generally, equity awards to named executive officers are made not more than once per fiscal year, usually following a review of the data and analysis provided by the committee’s consultant, as well as the appropriate year’s Individual Factors for each executive. In recent years, the committee has granted equity on an intermittent basis, rather than on a regularly scheduled basis at the same time each year. For example, the committee granted equity to named executive officers in November 2008 to cover both 2008 and 2009, and currently there are no plans to grant equity to named executive officers in 2010. While the committee generally grants equity-based compensation no more than once per year, it retains discretion to make additional awards to named executive officers for retention or promotion purposes, or to reward performance.

In the case of a newly promoted or hired executive, the grant date may be the promotion or the beginning date of employment. We do not have any program, plan or practice to time annual or ad hoc grants of equity-based awards in coordination with the release of material non-public information or otherwise. However, the committee does consider the impact of the compensation expense incurred by the company when determining the timing and amount of equity awards.

Awards of stock to insiders subject to Section 16 of the Securities Act of 1933 require the approval of the committee. All stock options awarded are priced at the “fair market value” which is defined in the 1998 Plan and 2005 Plan as the closing sales prices for SonoSite’s common stock on the NASDAQ on the date of grant.

As discussed in the “Compensation Philosophy” section, and in our proxy statement filed in March 2009, the compensation committee made relatively sizeable equity grants to most of the named executive officers in November 2008. The size of the grants was based in substantial part on the committee’s intention that no additional equity would be granted in 2009. No equity grants were made in 2009, reflecting the committee’s continued view that the November 2008 equity grants placed the executives in an appropriate range for both 2008 and 2009, relative to Market Data, the 2009 Individual Factors, the amount of equity available for issuance under the 1998 Plan and 2005 Plan, and general economic conditions.

In February 2009, the compensation committee of the board of directors approved stock ownership guidelines for executive officers, which require that executives and vice presidents that report directly to the chief executive officer have a minimum ownership threshold amount of stock equal to one times the base salary of the executive, and that all other vice presidents have a minimum ownership threshold amount of stock equal to 50% of the base salary of the executive. Stock ownership levels should be achieved by each executive within four years of the adoption of the guidelines or within four years of first appointment as an executive. Executives must show annual progress in acquiring ownership of shares, by acquiring shares with a value that equals 25% of target ownership each year over a 4 year period, for a total in the 4th year of 100% of target goal of one times base salary. Value of the shares held will be calculated at the end of each year using the average market price over the previous 90 days. Shares that count for the ownership calculation include all shares directly or beneficially owned (including open market purchase, employee stock plan purchases, restricted stock unit vesting or the exercise of stock options), but do not include unvested shares of restricted stock, unvested stock options and vested but unexercised stock options. All executives who were named executive officers as of December 31, 2009 were in compliance with these guidelines.

Our named executive officers, along with other key employees, are also subject to the company’s special trading policy, which restricts insiders’ trading in company stock to defined periods each quarter starting on the second day following the release of quarterly earnings to the fifteenth day prior to the end of a financial quarter. In addition, employees subject to this policy must receive written pre-clearance from our chief financial officer or general counsel prior to conducting any trades. Purchases and sales of stock pursuant to pre-approved 10b5-1 trading plans and purchases pursuant to the company’s employee stock purchase plan are exempt from this policy. The company encourages executives to adopt 10b5-1 plans but does not require their use for all trading activity.

Change in Control Agreements

Except in the case of a change in control of the company, the company is not obligated to pay severance or other enhanced benefits to any named executive officers upon termination of their employment. However, we have entered into change in control severance agreements with certain key employees, including the named executive officers. These are designed to promote stability and retention of senior management prior to and following a change in control and to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executives’ own employment. Information regarding these arrangements is provided in the section “Payments Made Upon a Change in Control.”

Benefits

The company purchases annual life and disability insurance policies to provide individual coverage for the company’s senior executives, including its named executive officers. The change in control agreements with its executives (described below in the section “Payments Made Upon a Change in Control”) require SonoSite to provide insurance benefits to executives in the event of termination of employment following a change in control that are no less favorable than the benefits in effect on the date of the change in control. Because the company would not be able to maintain equivalent life and disability insurance policies under the existing group benefit plan for employees no longer employed following a change in control, new plans were purchased to ensure compliance with the provisions of the agreements if such benefits were required in the future. These plans will provide an equivalent level of life insurance and a higher cap on disability insurance benefits than the plans that are generally available to all employees. These benefits were implemented for each named executive officer in 2007, and are still currently in effect at the same levels.

TAX CONSIDERATIONS

Deductibility of Executive Compensation

In making compensation decisions affecting the executive officers, the compensation committee considers SonoSite’s ability to deduct under applicable federal corporate income tax law compensation payments made to executives. Specifically, the committee considers the requirements and impact of Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction for annual compensation in excess of $1 million paid to our named executive officers. Certain compensation that qualifies under applicable tax regulations as “performance-based” compensation is specifically exempted from this deduction rule. The committee cannot assure that SonoSite will be able to fully deduct all amounts of compensation paid to persons who are named executive officers in the future. Further, because the committee believes it is important to preserve flexibility in designing its compensation programs, it has not adopted a policy that all compensation must qualify as deductible under Section 162(m). We believe that stock options granted to named executive officers under the 1998 Plan and 2005 Plan would qualify as “performance-based compensation” and therefore are Section 162(m) qualified. Restricted stock units with time-based vesting under the 2005 Plan are not Section 162(m) qualified. Awards under the VIP may qualify as deductible under section 162(m) of the Internal Revenue Code, but discretionary bonus payments, such as the ones made by the compensation committee in February 2010 with respect to fiscal year 2009, do not.

REPORT OF THE COMPENSATION COMMITTEE

The information contained in the following report of the compensation committee of our board of directors shall not be deemed to be “soliciting material” or “filed” with the SEC except to the extent that SonoSite specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee of the board of directors of SonoSite, Inc. has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our compensation committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the compensation committee:

Compensation Committee

ROBERT G. HAUSER, M.D. (chairperson)

KIRBY L. CRAMER

STEVEN R. GOLDSTEIN, M.D.

WILLIAM G. PARZYBOK, JR.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following summary compensation table sets forth information regarding compensation earned for services rendered to SonoSite during 2009, 2008 and 2007, by our chief executive officer, our chief financial officer and the next three most highly compensated executive officers other than the chief executive officer whose salary and bonus exceeded $100,000 in 2009, 2008 and 2007. Collectively, these are the “Named Executive Officers”.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Kevin Goodwin (2)	2009	$507,500	$203,000	—	—	—	$11,698	$722,198
President and Chief Executive Officer	2008	$450,000	—	$822,000	$845,445	$909,000	$13,877	$3,040,322
	2007	$450,000	—	$335,950	—	$450,000	$14,398	$1,250,348

Michael Schuh (3)	2009	$240,000	$60,000	—	—	—	$7,420	$307,420
Vice President, Finance, Chief Financial Officer and Treasurer	2008	$220,000	—	$123,300	$126,817	$200,000	$12,239	$682,356
	2007	$217,692	—	$167,975	—	$110,000	$13,125	$508,792

James Branman (4) (7)	2009	$232,000	—	—	—	—	$14,125	$246,125
Vice President, Cardiovascular Disease Management	2008	$186,539	$25,000	$46,246	$47,559	$85,871	$71,916	$463,131

Graham Cox (5)	2009	$327,680	$50,000	—	—	—	$53,594	$431,174
Senior Vice President, International	2008	$308,973	—	$205,500	$211,361	$364,812	$31,739	$1,122,385
	2007	$315,586	—	$167,975	—	$41,250	$148,079	$672,890

James Gilmore (6) (7)	2009	$240,000	$50,000	—	—	—	$14,941	$304,941
Senior Vice President, Product Innovation and Customer Delivery	2008	$220,000	—	$123,300	$126,817	$200,000	$11,147	$681,264

(1)	The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant-date fair value of the awards granted by the company in 2009, 2008, and 2007 related to stock awards and stock option awards granted to the named executive officers. For a description of valuation assumptions, see Note 10 to our consolidated financial statements included in our Form 10-K for the year ended December 31, 2009.

(2)	Mr. Goodwin’s All Other Compensation consists of $1,972 in 401(k) matching contributions and $9,726 for insurance premiums for 2009; $10,350 in 401(k) matching contributions and $3,527 for insurance premiums for 2008; and $10,125 in 401(k) matching contributions and $4,273 for insurance premiums for 2007.

(3)	Mr. Schuh’s All Other Compensation consists of $1,212 in 401(k) matching contributions and $6,208 for insurance premiums for 2009; $9,519 in 401(k) matching contributions and $2,720 in insurance premiums for 2008; and $9,796 in 401(k) matching contributions and $3,329 in insurance premiums for 2007.

(4)	In February 2009, the board determined that it was not necessary to classify Mr. Branman’s position as an executive officer position. Accordingly, he is included in the table because SEC rules require that we include any individual for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of SonoSite at year end. Mr. Branman’s All Other Compensation consists of $1,635 in cost of living adjustment (“COLA”) payments, $1,201 in 401(k) matching contributions, $7,200 in car allowance, and $4,089 for insurance premiums for 2009; $42,500 in COLA payments, $10,769 in vacation buybacks, $10,004 in 401(k) matching contributions, $7,200 in car allowance, and $1,443 for insurance premiums for 2008.

(5)	Mr. Cox’s 2009 salary includes £24,000 converted to U.S. dollars at an annual average exchange rate of $1.57 per British pound. All Other Compensation consists of $24,473 in employer pension contributions (£15,588 converted at $1.57 per British pound), $20,393 in taxes paid on behalf of Mr. Cox (£12,989 converted at $1.57 per British pound) and $8,728 for insurance premiums for 2009. All Other Compensation consists of $28,703 in employer pension contributions (£15,515, converted at $1.85 to 1 British pound) and $3,036 for insurance premiums for 2008; and $17,112 for car allowance, $24,453 in employer pension contributions, $4,373 in insurance premiums and $102,141 in moving expenses to relocate from UK for 2007.

(6)	Mr. Gilmore’s All Other Compensation consists of $10,212 in 401(k) matching contributions and $4,729 for insurance premiums for 2009; and $8,758 in 401(k) matching contributions and $2,389 for insurance premiums for 2008.

(7)	Mr. Branman’s and Mr. Gilmore’s positions were designated as executive officer positions in October 2008. As of February 2009, Mr. Branman is no longer an executive officer.

GRANTS OF PLAN-BASED AWARDS

No grants of equity or non-equity plan awards were made to our Named Executive Officers during fiscal 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers at the end of fiscal 2009.

Name	Grant Date (1)	Option Awards						Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)	Vest Date of Stock Awards
Kevin Goodwin	4/29/2003	31,059	—	—	$16.03	04/29/13	(3)	—	—	—
	3/1/2006	60,000	—		$40.58	02/28/13	(3)	—	—	—
	4/25/2006	—	—	—	—	—		25,000	$591,750	04/25/10	(6)
	2/13/2007							10,000	$236,700	02/13/10	(5)
	11/20/2008	37,500	—	112,500	$16.44	11/20/15	(4)	50,000	$1,183,500	11/20/11	(5)

Michael Schuh	7/24/2000	60,000	—	—	$28.25	07/24/10	(4)	—	—	—
	4/24/2001	10,000	—	—	$14.57	04/24/11	(4)	—	—	—
	9/19/2002	15,000	—	—	$12.26	09/19/12	(4)	—	—	—
	4/29/2003	25,000	—	—	$16.03	04/29/13	(3)	—	—	—
	3/1/2006	18,000	—	—	$40.58	02/28/13	(3)	—	—	—
	2/13/2007	—	—	—	—	—		5,000	$118,350	02/13/10	(5)
	11/20/2008	5,625	16,875	—	$16.44	11/20/15	(4)	7,500	$177,525	11/20/11	(5)

James Branman	1/19/2005	1,146	—	—	$32.50	01/19/15	(4)	—	—	—
	2/7/2007	—	—	—	—	—		5,000	$118,350	02/07/10	(5)
	11/20/2008	2,111	6,327	—	$16.44	11/20/15	(4)	2,813	$66,584	11/20/11	(5)

Graham Cox	3/1/2006	30,000	—	—	$40.58	02/28/13	(3)	—	—	—
	5/15/2003	12,515	—	—	$19.66	05/15/13	(3)	—	—	—
	5/15/2003	2,485	—	—	$19.48	05/15/13	(3)	—	—	—
	2/13/2007	—	—	—	—	—		5,000	$118,350	02/13/10	(5)
	11/20/2008	9,375	28,125	—	$16.44	11/20/15	(4)	12,500	$295,875	11/20/11	(5)

James Gilmore	2/1/2007	—	—	—	—	—		5,000	$118,350	02/01/10	(5)
	10/23/2007	—	—	—	—	—		5,000	$118,350	10/23/10	(5)
	11/20/2008	5,625	16,875	—	$16.44	11/20/15	(4)	7,500	$177,525	11/20/11	(5)

(1)	For a better understanding of the equity awards included in this table, we have provided the grant date.

(2)	The fair market value at December 31, 2009 is computed based on an average stock price per share of $23.67 on December 31, 2009.

(3)	All such options vest monthly from the date of grant, fully vesting in four years.

(4)	All such options vested 25% annually on the anniversary of the date of grant, fully vested in four years.

(5)	All such restricted stock grants vest fully on the third anniversary of the date of grant.

(6)	All such restricted stock grants vest fully on the fourth anniversary of the date of grant.

Option Exercises and Stock Vested

The following table sets forth information regarding options exercised and shares of common stock acquired upon vesting by our Named Executive Officers during fiscal 2009:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Kevin Goodwin	20,000	$368,800
Michael Schuh	6,000	$110,640
James Branman	2,500	$50,048
Graham Cox	10,000	$184,400
James Gilmore	10,000	$185,900

(1)	Value is determined by multiplying the number of awards vested by the market price on the vest date.

PENSION BENEFITS

SonoSite does not maintain a defined benefits plan, cash balance plan or supplemental executive retirement plan for its named executive officers.

NONQUALIFIED DEFERRED COMPENSATION

SonoSite does not maintain a nonqualified deferred compensation plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into Senior Management Employment Agreements (the “Agreements”) with each of our named executive officers and certain other company officers. These agreements are substantially similar to each other and provide for payments and benefits (a) upon certain terminations of employment and (b) following a change in control, as described below. In addition, our 2005 Plan provides for equity acceleration upon a change in control as detailed below.

Payments upon Involuntary Termination following a Change in Control. In the event of an involuntary termination (meaning a termination of employment by SonoSite without Cause (1) or by the executive for “Good Reason” (2)) following a “Change in Control” (3), the executive is entitled to receive (a) a lump sum payment equal to twice the executive’s then current annual salary or the annual salary immediately prior to the Change in Control, whichever is higher, (b) a lump sum payment equal to twice the percentage of the executive’s annual salary paid as a bonus for the fiscal year immediately preceding the Change in Control or, if no such bonus has been paid or determined, 100% of the executive’s target bonus for the most recent fiscal year prior to the Change in Control, and (c) 12 months’ continued life, disability, medical, dental, and vision benefits for executive and his or her dependents. In addition, the executive is entitled to a gross-up for any change in control excise taxes, if the payments or benefits under the Agreement, together with any other benefits, trigger such excise taxes. Receipt of severance payments is contingent on (a) compliance with a 12-month non-solicit of employees (such 12-month period commencing on the date of termination), (b) execution and non-revocation of a waiver and release of claims, and (c) continued compliance with proprietary information agreements.

Payments upon Change in Control. Pursuant to outstanding equity award agreements, all outstanding stock options and restricted shares held by executives vest in full upon a Change in Control, as that term is defined in our 2005 Plan. Under our 2005 Plan, upon a Change in Control, each outstanding unvested option will automatically vest and become exercisable and all restrictions on shares of restricted stock and restricted stock units will lapse. These acceleration provisions apply to outstanding equity awards issued to all employees.

In addition, pursuant to the Agreements, following a Change in Control our executives are guaranteed during the term of such agreements (a) an annual salary no less than the annual salary in effect immediately prior to the Change in Control, (b) an annual bonus opportunity in an amount no less than the average of the executive’s three annual bonuses paid in the three years prior to the Change in Control, (c) equivalent employee benefits and (d) in the event of the executive’s death or disability, up to 24 months’ continued welfare benefits for executive and executive’s dependents, as applicable. If a change in control were to have occurred on December 31, 2009, Mr. Goodwin would be guaranteed an annual base salary of $507,500, annual bonus opportunity of $453,000, and benefits with an annual value of approximately $18,846, Mr. Schuh would be guaranteed an annual base salary of $240,000, annual bonus opportunity of $103,333, and benefits with an annual value of approximately $20,632, Mr. Cox would be guaranteed an annual base salary of $327,680, annual bonus opportunity of $135,354, and benefits with an annual value of approximately $19,844, Mr. Branman would be guaranteed an annual base salary of $175,000, annual bonus opportunity of $88,371, and benefits with an annual value of approximately $19,012, and Mr. Gilmore would be guaranteed an annual base salary of $240,000, annual bonus opportunity of $100,000, and benefits with an annual value of approximately $19,826.

Other Provisions of the Agreements. Each Agreement provides for an initial term of two years, with automatic renewal for successive two-year terms on each annual anniversary date of the Agreement, unless earlier terminated. If a Change in Control occurs, however, each Agreement will expire two years after the Change in Control, unless earlier terminated. Each Agreement may be earlier terminated (a) prior to a Change in Control, by us upon 30 days’ prior written notice, so long as a Change in Control does not occur prior to the termination date set forth in the notice; (b) prior to a Change in Control, by the executive upon 30 days’ prior written notice, whether or not a change in control occurs prior to the termination date set forth in the notice; and (c) after a Change in Control, by us or the executive upon 30 days prior written notice. Notwithstanding the foregoing, once benefits have been triggered under the Agreements, termination of the Agreements does not terminate continuation of the benefits required to be provided under the Agreements.

The table below shows the value of payments and benefits our executives are entitled to receive upon certain terminations of employment or in the event of a Change in Control.

Post Termination or Change in Control Incremental Value Transfer
		Change in Control (7)	Involuntary Termination Related to Change in Control (8)	Death or Disability Following a Change in Control
Kevin Goodwin	Salary	—	$1,015,000	—
	Bonus	—	$2,050,300	—
	Benefits	—	$18,846	$18,240
	Equity Acceleration (4)	$2,817,425	$—	—
	Tax Gross-Up (5)	—	$—
	Total	$2,817,425	$3,084,146	$18,240

Michael Schuh	Salary	—	$480,000	—
	Bonus	—	$436,364	—
	Benefits	—	$20,632	$14,423
	Equity Acceleration (4)	$416,706	$—	—
	Tax Gross-Up (5)	—	$—	—
	Total	$416,706	$936,995	$14,423

James Branman	Salary	—	$350,000	—
	Bonus	—	$213,597	—
	Benefits	—	$19,012	$29,846
	Equity Acceleration (4)	$229,990	$—	—
	Tax Gross-Up (5)	—	$—	—
	Total	$229,990	$582,609	$29,846

Graham Cox	Salary	—	$655,360	—
	Bonus	—	$773,800	—
	Benefits	—	$19,844	$22,233
	Equity Acceleration (4)	$615,744	$—	—
	Tax Gross-Up (5) (6)	—	$536,264	—
	Total	$615,744	$1,985,267	$22,233

James Gilmore	Salary	—	$480,000	—
	Bonus	—	$436,364	—
	Benefits	—	$19,826	$30,195
	Equity Acceleration (4)	$534,856	$—	—
	Tax Gross-Up (5)	—	$333,858	—
	Total	$534,856	$1,270,048	$30,195

(1)	“Cause” is generally defined under the Agreements as (a) willful misconduct on the part of the executive that has a materially adverse effect on SonoSite and its subsidiaries, taken as a whole, (b) the executive engaging in conduct which could reasonably result in his or her conviction of a felony or a crime against SonoSite or involving substance abuse, fraud or moral turpitude, or which would materially compromise SonoSite’s reputation, as determined in good faith by a written resolution duly adopted by the affirmative vote of not less than two-thirds of all of the directors who are not employees or officers of SonoSite, or (c) unreasonable refusal by the executive to perform the duties and responsibilities of his or her position in any material respect.

(2)

“Good Reason” is generally defined under the Agreements as, without the executive’s express written consent, (a) (i) the assignment to the executive of duties, or limitation of executive’s responsibilities, inconsistent with executive’s title, position, duties, responsibilities and status with SonoSite or any subsidiary as such duties and responsibilities existed immediately prior to the date of the change in control, or, (ii) removal of the executive from, or failure to re-elect the executive to, executive’s positions with SonoSite or any subsidiary immediately prior to the change in control, except in connection with the involuntary termination of the executive’s employment by SonoSite for cause or as a result of the executive’s death or disability, (b) failure by SonoSite to pay, or material reduction by SonoSite of, the executive’s annual base salary, as reflected in payroll records for the pay period immediately prior to the change in control, (c) failure by SonoSite to pay, or material reduction by SonoSite of, the executive’s salary and benefits, (d) the relocation of the principal place of the executive’s employment to a location that is more than twenty-five miles further from the executive’s principal residence than such principal place of employment immediately prior to the change in control, or (e) the breach of any material provision of the executive’s Agreement by SonoSite, including, without limitation, failure by SonoSite to bind any successor to the agreement.

(3)	“Change in Control” is generally defined under the Agreements as any of the following: (a) any merger or consolidation in which SonoSite shall not be the surviving entity (or survives only as a subsidiary of another entity whose shareholders did not own all or substantially all of the Common Stock in substantially the same proportions as immediately prior to such transaction, (b) the sale of all or substantially all of SonoSite’s assets to any other person or entity (other than a wholly-owned subsidiary), (c) the acquisition of beneficial ownership of a controlling interest (including, without limitation, power to vote) the outstanding shares of SonoSite by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act), (d) the dissolution or liquidation of SonoSite, (e) a contested election of directors, as a result of which or in connection with which the incumbent directors cease to constitute a majority of the Board, or (f) any other event specified by the Board.

“Change in Control” is generally defined under the 2005 Plan as any of the following: (a) any merger or consolidation in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity whose shareholders did not own all or substantially all of the Common Stock in substantially the same proportions as immediately prior to such transaction), (b) the sale of all or substantially all of the Company’s assets to any other person or entity (other than a wholly-owned subsidiary), (c) the acquisition of beneficial ownership of a controlling interest (including, without limitation, power to vote) the outstanding shares of Common Stock by any person or entity, (d) the dissolution or liquidation of the Company, (d) a contested election of directors, as a result of which or in connection with which the incumbent directors cease to constitute a majority of the Board, or (e) any other event specified by the board or a committee.

(4)	Amount reflects $23.63 minus the exercise price for stock options and $23.63 minus the purchase price for restricted shares and restricted stock units, multiplied by the number of shares covered by each accelerating award. $23.63 was the per share closing price of our common stock on December 31, 2009.

(5)	The following assumptions were used for purposes of calculating the Section 280G/4999 tax gross-up: (1) a December 31, 2009 change in control and termination of employment, (2) 0.69% and 2.62% short- and mid-term present value factors, (3) a 2.3% risk free rate, (4) 34% stock option volatility, (5) 90-day remaining life on stock options, (6) all payments made in 2009 are assumed to have been made in the ordinary course of business, (7) Named Executive Officers waived vesting acceleration with respect to stock options with an exercise price greater than $23.63 (underwater stock options), and (8) payments and benefits are subject to a 36.45% tax (combined federal and medicare) plus additional state taxes (0% in Washington, 10.55% in CA, as applicable). In addition, the gross-up calculation may ignore many personal income tax adjustment items such as deduction phase-outs and effect of alternative minimum taxation.

(6)	Mr. Cox was not a U.S. taxpayer prior to 2007. For purposes of calculating the Section 280G value of payments and benefits he is entitled to receive before being subject to excise taxation under Section 4999, we multiplied his total compensation (generally base salary plus bonuses paid) for each applicable year by the USD exchange rate on December 31 of the same year.

(7)	In the event of a Change in Control, Named Executive Officers are guaranteed minimum payments and benefits set forth above under “Payments Upon a Change in Control.”

(8)	In the event of an “Involuntary Termination Related to Change in Control,” Named Executive Officers previously would have received the equity acceleration listed under “Change in Control.” The tax gross-up associated with the value of the equity acceleration shown under “Change in Control,” if any, is included in the tax gross-up in this column. No Named Executive Officer would be paid a gross-up solely because of the occurrence of acceleration of outstanding equity awards due to a Change in Control.

NON-EMPLOYEE DIRECTOR COMPENSATION

SonoSite uses a combination of cash and stock-based incentive compensation to compensate its board members.

Cash Compensation

Directors who are employees of SonoSite do not receive any fee for their services as directors. Directors who are not employees of SonoSite are paid an annual retainer of $30,000 plus $1,000 per day for each board of directors meeting attended both in person and by telephone and $1,000 for each additional committee meeting attended both in person and by telephone that is not associated with a regular quarterly board meeting. Additionally, annual retainers are paid for the following committee chairs: audit committee: $15,000, compensation committee: $10,000, nominating and corporate governance committee: $5,000 and quality and technology committee: $5,000, mergers and acquisitions committee: $5,000 and financing committee: $5,000. Annual retainers are paid for serving as members of the board committees as follows: audit committee: $5,000, compensation committee: $3,000, nominating and corporate governance committee: $1,000, quality and technology committee: $1,000, mergers and acquisitions committee: $1,000 and financing committee: $1,000. Effective January 1, 2010, the financing committee and the mergers & acquisitions committee were combined into one committee; the chair of this committee receives a $5,000 annual retainer and members receive a $1,000 annual retainer. Any nonemployee director serving as chairperson of the board is paid an additional annual retainer of $30,000. We also reimburse directors for reasonable expenses they incur in attending meetings of the board.

Stock Option Program

Directors are eligible to receive restricted stock and stock options under our 2005 Plan. Each nonemployee director, including the chairperson, automatically receives 5,000 restricted stock units on the date of his or her initial election or appointment as director. Each nonemployee director, including the chairperson, thereafter receives 5,000 restricted stock units immediately following the next year’s annual meeting of shareholders (provided such director did not receive an initial grant upon appointment to the board of directors in that same year), and following each annual meeting of shareholders thereafter for as long as the director serves on our board. All restricted stock units will vest in 1/3 increments on each anniversary of the date of grant over a three-year period, assuming a director’s continued service on our board of directors during this time.

Stock Ownership Guidelines

In 2008, the board of directors approved stock ownership guidelines for directors, which encourages directors to own 2,000 shares of company stock by December 31, 2008. All directors currently own more than 2,000 shares of company stock.

The following table summarizes director compensation during fiscal year 2009:

Name (1)	Fees Earned Or Paid In Cash	Stock Awards (2)	Total
Kirby L. Cramer	$77,191	$96,250	$173,441

Carmen L. Diersen	$65,167	$96,250	$161,417

Edward V. Fritzky (3)	$20,167	—	$20,167

Steven R. Goldstein, M.D.	$50,000	$96,250	$146,250

Paul V. Haack	$68,833	$96,250	$165,083

Robert G. Hauser, M.D.	$58,833	$96,250	$155,083

Rodney F. Hochman, M.D. (4)	$15,851	$98,350	$114,101

Richard O. Martin, Ph.D.	$48,464	$96,250	$144,714

William G. Parzybok, Jr.	$46,214	$96,250	$142,464

Jacques Souquet, Ph.D.	$35,000	$96,250	$131,250

(1)	Kevin Goodwin, SonoSite’s president and chief executive officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his service as a director. The compensation received by Mr. Goodwin as an employee is shown in the Summary Compensation Table.

(2)	The amounts included in the “Stock Awards” column represent the grant-date fair value of the awards granted by the company in 2009 related to stock awards granted to directors.

(3)	Mr. Fritzky retired from SonoSite’s board of directors in April 2009.

(4)	Dr. Hochman joined SonoSite’s board of directors in July 2009.

AUDIT COMMITTEE REPORT

The information contained in the following report of the audit committee of our board of directors shall not be deemed to be “soliciting material” or “filed” with the SEC except to the extent that SonoSite specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The audit committee of the board of directors for 2009 was composed of Paul V. Haack (chairperson), Carmen L. Diersen, Edward V. Fritzky (until his retirement from the board in April 2009), Richard O. Martin, Ph.D. (commencing in February 2009) and William G. Parzybok, Jr. (until February 2009). Our board of directors has determined that all audit committee members are “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and as defined in Rule 4200(a)(15) of the NASDAQ Stock Market Marketplace Rules. The audit committee operates under a written charter, adopted by the board of directors on October 21, 2002, and revised most recently on October 24, 2006. We are in compliance with the listing standards of the NASDAQ Stock Market on audit committee charters and composition.

Our management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for conducting an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the Company’s consolidated financial statements and an opinion on the effectiveness of the Company’s internal control over financial reporting based on the audit. The audit committee’s responsibility is to monitor and oversee these processes. In addition, the audit committee recommends to the full board of directors the selection of our independent registered public accounting firm.

In this context, the audit committee has met and held discussions with management and KPMG. In addition, the members of the audit committee individually reviewed our consolidated financial statements before their filing with the SEC in our periodic reports on Forms 10-Q and 10-K. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee reviewed and discussed the consolidated financial statements with management and KPMG. The audit committee met with representatives of KPMG, without management present, to discuss the results of its audit, the evaluation of our internal controls and the overall quality of our financial reporting. The audit committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees”.

The audit committee also reviewed with KPMG the written disclosures required by the Independence Standards Board’s Standard No. 1, “Independence Discussions with Audit Committees,” and considered the compatibility of non-audit services with KPMG’s independence. During 2009 the audit committee pre-approved all audit and non-audit services provided by KPMG.

Based on the audit committee’s discussion with management and KPMG and its review of the representation of management and the report of KPMG to the audit committee, the audit committee recommended to the board of directors that the audited consolidated financial statements and the assessment of internal controls over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC.

The foregoing report is provided by the following directors, who constitute the audit committee:

Audit Committee

PAUL V. HAACK (chairperson)

CARMEN L. DIERSEN

RICHARD O. MARTIN, PH.D.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

Except as otherwise noted, the following table summarizes information regarding the beneficial ownership of our outstanding common stock as of February 10, 2010, for:

•	each person or group that we know owns more than 5% of the common stock,

•	each of our directors,

•	each of our executive officers named in the summary compensation table, and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names. As of February 10, 2010, 17,387,331shares of common stock were issued and outstanding. The officers and directors in the following table can be reached at our principal offices.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Number of Option Shares Beneficially Owned (1)	Percent of Shares Beneficially Owned
BlackRock, Inc. (2)	2,348,973	—	13.5%
40 East 52nd Street
New York, NY 10022
Wells Fargo & Company and affiliated entities (2)	1,648,425	—	9.5%
420 Montgomery Street
San Francisco, CA 94163
Capital World Investors (2)	1,174,100	—	6.8%
333 South Hope Street, 55th Floor
Los Angeles, CA 90071
Barclays Global Investors, NA and affiliated entities (3)	1,049,911	—	6.0%
400 Howard Street
San Francisco, CA 94105
Kevin Goodwin	96,807	128,559	1.3%
Kirby L. Cramer (4)	26,667	75,000	*
Jacques Souquet, Ph.D.	18,461	75,000	*
William G. Parzybok, Jr.	18,167	75,000	*
James Gilmore	15,498	5,625	*
Graham Cox (5)	11,968	54,375	*
Michael Schuh (5)	11,000	133,625	*
James Branman (5)	10,027	3,934	*
Steven R. Goldstein, M.D.	7,267	75,000	*
Paul V. Haack	4,667	25,000	*
Carmen L. Diersen	4,167	35,000	*
Robert G. Hauser, M.D.	3,667	45,000	*
Richard O. Martin, Ph.D.	1,667	—	*
Rodney F. Hochman, M.D.	—	—	*
All directors and named executive officers as a group (16 people)	230,030	731,118	5.3%

*	Less than one percent.

(1)	Consists of shares subject to options exercisable within 60 days of February 10, 2010.

(2)	Based on publicly available information as of December 31, 2009, as contained in a Schedule 13G filed with the SEC.

(3)	Based on publicly available information as of December 31, 2008, as contained in a Schedule 13G filed with the SEC.

(4)	Includes 2,000 shares held by Mr. Cramer’s spouse.

(5)	Includes 5,000 restricted stock units that vest within 60 days of February 10, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The company recognizes that transactions between the company and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that company decisions are based on considerations other than the best interests of the company and its shareholders. Nevertheless, the company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the company. Therefore, pursuant to the requirements of its charter, the audit committee of the board of directors reviews and, if appropriate, approves or ratifies any such transactions in which the company is or will be a participant, and in which any of the company’s directors or executives had, has or will have a direct or indirect material interest. The committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the company and its shareholders, as the committee determines in good faith.

Change in Control Agreements With our Executive Officers. We have entered into change in control agreements with our named executive officers. See “Potential Payments Upon Termination or Change In Control.”

Indemnification Agreements. Our articles of incorporation and bylaws allow us to indemnify our officers and directors to the fullest extent permitted by the Washington Business Corporation Act. In addition, our articles provide the company with the authority to purchase director and officer liability insurance to meet these obligations. We currently provide such insurance and intend to maintain it.

In addition, we have entered into indemnification agreements with our directors and key executives, including our named executive officers. These agreements require SonoSite to advance fees and expenses incurred by a director or officer in defense of a legal proceeding brought against him or her as a result of actions performed as a director or officer. The advancement of such costs is conditioned upon the director or officer providing to SonoSite an undertaking stating that such costs will be repaid to SonoSite if there is a final adjudication by a court that the individual is not entitled to such indemnification. The agreement obligates SonoSite to pay any damages, losses, and claims resulting from such legal proceeding, with the exception of actions, claims or proceedings (i) in which the director or officer is adjudged liable to SonoSite; (ii) in which the director or officer is adjudged liable on the basis that personal benefit was improperly received by the director or officer (for example, insider trading and short swing trading under Section 16); (iii) in which the director or officer is adjudged to have engaged in intentional misconduct or a knowing violation of law; and (iv) if SonoSite is otherwise prohibited by applicable law from paying such indemnification.

Related Party Transactions in 2009. The son-in-law of one of our independent directors, Jacques Souquet, Ph.D., is our vice president, general manager, cardiovascular disease management. His total compensation exceeds $120,000 per fiscal year. However, he does not qualify as an executive officer under either Nasdaq rules or for Section 16 reporting purposes. Although the board determined that Dr. Souquet still qualifies as an independent director, he does not serve on the audit committee, compensation committee or nominating and corporate governance committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no forms were required for those persons, we believe that during the 2009 fiscal year, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except for a Form 4 for each of our directors’ annual restricted stock unit grants, which were inadvertently filed late.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF KPMG LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has been recommended by the audit committee of the board of directors for reappointment as our independent registered public accounting firm. KPMG LLP has been our independent registered public accounting firm since 1998. The firm is registered with the Public Company Accounting Oversight Board. The board of directors has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010.

Shareholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board of directors is submitting the appointment of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of SonoSite and its shareholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the appointment of KPMG LLP.

A representative of KPMG LLP is expected to be present at the annual meeting and will have the opportunity to make a statement, if the representative so desires. The representative will be available to respond to appropriate questions from shareholders.

The Board of Directors Unanimously Recommends a Vote “FOR” this Proposal No 2.

FEE DISCLOSURES

The following chart shows the aggregate KPMG LLP fees for professional services in the named categories for the years ended December 31, 2009 and December 31, 2008:

	Fiscal Year 2009	Fiscal Year 2008
Audit fees (1)	$1,600,000	$1,205,000
Tax fees (2)	$102,000	$14,000

Total	$1,702,000	$1,219,000

(1)	Audit fees consisted of professional services rendered in connection with the audit of SonoSite’s annual financial statements, audit of SonoSite’s internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act, reviews of the consolidated financial statements included in SonoSite’s quarterly reports on Form 10-Q, fees for the statutory audit of the U.K. subsidiary, professional services rendered in connection with documents filed with the SEC, and auditing procedures covering SonoSite’s acquisition of CardioDynamics International Corporation.

(2)	Tax fees consisted of consultations on various tax matters.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

The audit committee’s charter provides that the committee meets and pre-approves all audit services and all permissible non-audit services to be performed for SonoSite by its independent registered public accounting firm. Our audit committee has determined that KPMG LLP’s rendering of all other non-audit services is compatible with maintaining auditor independence.

PROPOSAL NO. 3

AMENDMENT AND RESTATEMENT OF RESTATED ARTICLES OF INCORPORATION

We are seeking the approval of our shareholders of the proposed amendment and restatement of the our Restated Articles of Incorporation (1) to delete Article IX – “Corporation’s Acquisition of its Own Shares” and (2) to amend Article VI – “Indemnification of Directors, Officers, Employees and Agents,” each as described more fully below. A copy of the proposed amendment and restatement of our Amended and Restated Articles of Incorporation (marked to show the changes proposed to be made to the current version Restated Articles of Incorporation) is attached as Appendix A.

Deletion of Article IX – “Corporation’s Acquisition of its Own Shares”

Section 23B.06.310 of the Washington Business Corporation Act, which we refer to as the Act, authorizes a corporation incorporated under the Act to acquire its own shares and provides that the acquired shares will constitute “authorized but unissued” shares. Unless the corporation’s articles of incorporation provide otherwise, pursuant to the Act, reacquired shares may be reissued by the corporation in the same manner as newly issued shares. This treatment of reacquired shares contrasts with other jurisdictions, such as Delaware, where reacquired shares constitute what are commonly referred to as “Treasury Shares” and, unless canceled by the Corporation, are treated as “issued but not outstanding” and, thus, can be resold without being “reissued.”

Article IX of our present Restated Articles of Incorporation state that, notwithstanding Section 23B.06.310 of the Act, shares that are reacquired by us shall be treated, and held by us, as “Treasury Stock” and that the shares reacquired shall not be considered as authorized but unissued, but rather as issued and held by us, but not outstanding. Our present Restated Articles of Incorporation do not limit our ability to reissue reacquired shares, but rather expressly provide that they may be reissued for consideration and according to procedures established by our Board of Directors.

On February 25, 2010, we announced the closing of a tender offer, pursuant to which we reacquired 2,960,350 shares of our Common Stock for an aggregate purchase price of $88,810,500. Prior to the consummation of this tender offer and since our inception we have never held a material number of reacquired shares. With the closing of the tender offer and the consequent reacquisition of a significant number of shares of our Common Stock, we have reconsidered the application of Article IX in light of the provisions of the Act. Our Board of Directors has concluded that Article IX should be deleted in order to avoid any potential inconsistency with the Act with respect to the treatment of reacquired shares.

We do not believe that the deletion of Article IX has any effect on the rights of our shareholders or any material effect on our future or historical financial statements. Rather, the deletion of this section will simply ensure that reacquired shares are treated by us, and presented in our financial statements, as “authorized but unissued shares,” in the manner provided by the Act. All reacquired shares will continue to be available for reissuance (as they would be without the deletion of Article IX) for consideration and according to procedures as may be established by our Board of Directors.

Amendment to Article VI – “Indemnification of Directors, Officers, Employees and Agents”

Article VI of our present Restated Articles of Incorporation authorizes us to indemnify individuals for certain types of losses and expenses incurred in connection proceedings that result from their service as a director, officer, employee or agent of ours to the fullest extent permitted by the Act. Section 23B.08.510 of the Act authorizes and provides the standards for corporations to indemnify an individual made a party to a proceeding because the individual is or was a director.

Article VI of our present Restated Articles of Incorporation provides additional detail that is beyond the scope of the Act with respect to, among other things, the terms upon which expenses would be advanced to an indemnified person, the time periods for submitting and responding to claims and other procedural matters.

To avoid any unintended confusion and any potential conflict with the individual indemnification agreements we enter into from time to time with our directors and officers and certain members of senior management, our Board of Directors approved the submission of this amendment to our shareholders to substantially reduce and simplify the additional details regarding procedural and other matters beyond the scope of the Act. As proposed, the amended Article VI of the Restated Articles of Incorporation states simply and only that we shall have the authority to indemnify individuals made a party to a proceeding while serving as a director, officer, employee or agent of the Company to the fullest extent permitted by the Act, subject to the express exceptions to indemnification that are provided for in the Act. The changes are not intended to substantively alter the scope of indemnification for any person beyond what is currently permitted by our present Restated Articles of Incorporation. Rather, they remove additional details and procedures that are not required to be stated in articles of incorporation to permit flexibility and avoid conflict with individual indemnification agreements.

OTHER BUSINESS

The board of directors does not intend to present any business at the annual meeting other than as set forth in the accompanying notice of annual meeting of shareholders and has no present knowledge that any others intend to present business at the annual meeting. If, however, other matters requiring the vote of the shareholders properly come before the annual meeting or any adjournment or postponement thereof, the persons named in the accompanying proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

DEADLINE FOR RECEIPT OF

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Shareholder proposals intended for inclusion in the proxy materials for our 2011 annual meeting must be received by us no later than November 19, 2010 (the anniversary date of this year’s proxy mailing minus 120 days).

Pursuant to our bylaws, shareholders intending to present a proposal that will not be included in the proxy materials must give written notice of the proposal to us no later than January 19, 2011 (90 days prior to the date of the 2011 annual meeting). If our 2011 annual meeting is scheduled for a date earlier than the first Tuesday in May, however, such notice must be given within ten days after our first public disclosure of the scheduled meeting date. Such proposals should be directed to the Corporate Secretary, SonoSite, Inc., 21919 30th Drive S.E., Bothell, Washington 98021-3904.

ANNUAL REPORT AND FORM 10-K

A copy of our combined annual report to shareholders and annual report on Form 10-K for the year ended December 31, 2009 accompanies this proxy statement. If you did not receive a copy, you may obtain one without charge by writing or calling Investor Relations, SonoSite, Inc., 21919 30th Drive S.E., Bothell, Washington 98021-3904, (425) 951-1200.

By Order of the Board of Directors

Kathryn Surace-Smith

Vice President, General Counsel and

Corporate Secretary

Bothell, Washington

March 26, 2010

Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope, or vote using the telephone or Internet voting procedures described on the proxy card. You may revoke your proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

Thank you for your attention to this matter. Your prompt response will greatly facilitate arrangements for the annual meeting.

APPENDIX A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SONOSITE, INC.

Pursuant to RCW 23B.10.070, the following constitutes the Amended and Restated Articles of Incorporation of the undersigned, a Washington corporation. These Restated Articles of Incorporation correctly set forth ~~without change~~ the corresponding provisions of the Articles of Incorporation as heretofore amended and supersede the original Articles of Incorporation and all amendments thereto.

ARTICLE I

NAME

The name of this corporation (the “Corporation”) is SonoSite, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Washington is 520 Pike Street, 26th Floor, Seattle Washington 98101. The name of the Corporation’s registered agent at such address is CT Corporation System.

ARTICLE III

SHARES

3.1	AUTHORIZED CAPITAL

The total number of shares of stock the Corporation shall have authority to issue is 56,000,000 shares, of which 50,000,000 shares shall be shares of Common Stock, par value $0.01 per share (“Common Stock”), and 6,000,000 shares shall be shares of Preferred Stock, with the par value of $1.00 per share (“Preferred Stock”). Unless otherwise provided for pursuant to the authority granted in Section 3.2, no shareholder of the Corporation shall have any preemptive right to acquire additional shares of stock or securities convertible into shares of stock of the Corporation.

3.2	PROVISIONS RELATING TO PREFERRED STOCK

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article III, to provide for the issuance of the shares of Preferred Stock in series and by filing a certificate pursuant to the applicable law of the State of Washington, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i) the number of shares constituting that series and the distinctive designation of that series;

(ii) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii) whether that series shall have voting rights; in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion privileges, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(viii) any other relative rights, preferences and limitations of that series; and

(ix) the extent, if any, to which any committee of the Board of Directors may fix the designations and any of the preferences or rights of the shares of such class or series relating to dividends, redemption, dissolution, and distribution of assets of the Corporation or the conversion into or exchange of such shares of any other class or classes or series of such class or authorize the increase or decrease in the shares of such class or series.

3.3	PROVISIONS RELATING TO COMMON STOCK

(i) Subject to any preferential rights granted to any series of Preferred Stock, holders of Common Stock shall be entitled to receive such dividends as may be declared thereon from time to time by the Board of Directors in its discretion from any assets legally available for the payment of dividends.

(ii) In the event of the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, after distribution to the holders of all shares of Preferred Stock shall be entitled to a preference over the holders of Common Stock of the full preferential amounts to which the holders of Preferred Stock are entitled, the holders of Common Stock shall be entitled to share ratably in the distribution of the assets of the Corporation or the proceeds thereof.

(iii) Except as herein otherwise expressly provided and as otherwise required by law, all shares of Common Stock shall have equal voting rights and the holders of such shares shall have one vote, in person or by proxy, for each share thereof held.

3.4	SHAREHOLDER QUORUM REQUIREMENTS

At each meeting of shareholders, except as otherwise expressly required by law, shareholders holding one-third of the shares of the stock of the Corporation issued and outstanding, and entitled to vote thereat, shall be present in person or by proxy to constitute a quorum for transaction of business.

3.5	DESIGNATION OF SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK

The shares of such series shall be designated as “Series A Participating Cumulative Preferred Stock” (the “Series A Preferred Stock”) par value $1.00 per share. The number of shares initially constituting the Series A Preferred Stock shall be 500,000; provided, however, that, if more than a total of 500,000 shares of Series A Preferred Stock shall be issuable upon the exercise of Rights (the “Rights”) issued pursuant to the Rights Agreement dated as of April 6, 1998, between the Corporation and First Chicago Trust Company of New York, as Rights Agent (the “Rights Agreement”), the Board of Directors of the corporation, pursuant to RCW 23B.06.020, shall direct by resolution or resolutions that a certificate be properly executed and filed as required by RCW 23B.06.020, providing for the total number of shares of Series A Preferred Stock authorized to be issued to be increased (to the extent that the Articles of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of such Rights.

3.5.1	DIVIDENDS OR DISTRIBUTION

(a) Subject to the prior and superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock of the Corporation ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, (1) quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Board of Directors of the Corporation shall approve (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series A Preferred Stock, in the amount of $.01 per whole share (rounded to the nearest cent) less the amount of all cash dividends declared on the Series A Preferred Stock pursuant to the following clause (2) since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock (the total of which shall not, in any event, be less than zero) and (3) dividends payable in cash on the payment date for each cash dividend declared on the Common Stock in an amount per whole share (rounded to the nearest cent) equal to the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock. In addition, if the Corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding whole share of Series A Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of the Common Stock. As used herein, the “Formula Number” shall be 100; provided, however, that, if at any time after June 26, 1992, the Corporation shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further, that, if at any time after April 6, 1998 the Corporation shall issue any shares of its capital stock in a merger, reclassification or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

(b) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section 3.5.1(a) immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock); provided, however, that, in the event no dividend or distribution (other than a dividend or distribution in shares of Common Stock) shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.01 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of Series A Preferred Stock; provided, however, that dividends on such shares that are originally issued after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date. Notwithstanding the foregoing, dividends on shares of Series A Preferred Stock that are originally issued prior to the record date for the first Quarterly Dividend Payment shall be calculated as if cumulative from and after the last day of the fiscal quarter (or such other Quarterly Dividend Payment Date as the Board of Directors of the Corporation shall approve), next preceding the date of original issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(d) So long as any shares of the Series A Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 3.5.1 to be declared on the Series A Preferred Stock shall have been declared.

(e) The holders of the shares of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

3.5.2	VOTING RIGHTS

The holders of shares of Series A Preferred Stock shall have the following voting rights:

(a) Each holder of Series A, Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect, for each share of Series A Preferred Stock held of record on each matter on which holders of the Common Stock or shareholders generally are entitled to vote, multiplied by the maximum number of votes per share that any holders of the Common Stock or shareholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

(b) Except as otherwise provided herein or by applicable law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class for the election of directors of the Corporation and on all other matters submitted to a vote of shareholders of the Corporation.

(c) If, at the time of any annual meeting of shareholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred Stock are in default, the number of directors constituting the Board of Directors of the Corporation shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the Corporation, the holders of record of the Series A Preferred Stock, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at said meeting of shareholders (and at each subsequent annual meeting of shareholders), unless all dividends in arrears have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Corporation, the holders of any Series A Preferred Stock being entitled to cast a number of votes per share of Series A Preferred Stock equal to the Formula Number. Until the default in payments of all dividends that permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the next preceding sentence may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the shares of Series A Preferred Stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Preferred Stock shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this Section 3.5.2(c) shall be in addition to any other voting rights granted to the holders of the Series A Preferred Stock in this Section 3.5.2.

(d) Except as provided herein, in Section 3.5.10 or by applicable law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for authorizing or taking any corporate action.

3.5.3	CERTAIN RESTRICTIONS

(a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 3.5.1 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 3.5.3, purchase or otherwise acquire such shares at such time and in such manner.

3.5.4	LIQUIDATION RIGHTS

Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (a) $.01 per whole share or (b) an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

3.5.5	CONSOLIDATION, MERGER, ETC.

In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event both this Section 3.5.5 and Section 3.5.1 appear to apply to a transaction, this Section 3.5.5 will control.

3.5.6	NO REDEMPTION; NO SINKING FUND

(a) The shares of Series A Preferred Stock shall not be subject to redemption by the Corporation or at the option of any holder of Series A Preferred Stock; provided, however, that the Corporation may purchase or otherwise acquire outstanding shares of Series A Preferred Stock in the open market or by offer to any holder or holders of shares of Series A Preferred Stock.

(b) The shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

3.5.7	RANKING

The Series A Preferred Stock shall rank junior to all other series of Preferred Stock of the Corporation, unless the Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof.

3.5.8	FRACTIONAL SHARES

The Series A Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fraction of a share that is one one-hundredth (1/100th) of a share or any integral multiple of such fraction that shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, exercise voting rights, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock. In lieu of fractional shares, the Corporation, prior to the first issuance of a share or a fraction of a share of Series A Preferred Stock, may elect (1) to make a cash payment as provided in the Rights Agreement for fractions of a share other than one one-hundredth (1/100th) of a share or any integral multiple thereof or (2) to issue depository receipts evidencing such authorized fraction of a share of Series A Preferred Stock pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A Preferred Stock.

3.5.9	REACQUIRED SHARES

Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of Article III of the Articles of Incorporation.

3.5.10	AMENDMENT

None of the powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock as provided herein or in the Certificate of Incorporation shall be amended in any manner that would alter or change the powers, preferences, rights or privileges of the holders of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting as a separate class; provided, however, that no such amendment approved by the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock shall be deemed to apply to the powers, preferences, rights or privileges of any holder of shares of Series A Preferred Stock originally issued upon exercise of the Rights after the time of such approval without the approval of such holder.

ARTICLE IV

SPECIAL MEETING OF SHAREHOLDERS

Except as otherwise required by law and subject to the rights of the holders of the Preferred Stock or any other class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of shareholders of the Corporation may be called only by holders of two-thirds or more of the voting power of the then outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of Directors (“Voting Stock”), by the Corporation’s Chairman of the Board, by its President or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors or as otherwise provided in the Bylaws of the Corporation.

ARTICLE V

LIMITATION OF DIRECTOR LIABILITY

5.1	LIMITATION OF LIABILITY

To the fullest extent permitted by the Washington Business Corporation Act~~,~~ (the “Act”), as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its shareholders for conduct as a director. Any amendments to or repeal of this Article V shall not adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

5.2	RESTRICTION ON AMENDMENT

In addition to any requirements of law and any other provisions herein or in the terms of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation (and not withstanding that a lesser percentage may be specified by law), the affirmative vote of the holders of two-thirds or more of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, alter or repeal any provision of this Article V.

ARTICLE VI

INDEMNIFICATION ~~OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS~~

~~1. The Corporation shall have the following powers:~~

~~(a)~~ The Corporation may indemnify and hold harmless ~~to the fullest extent not prohibited by applicable law each person who was or is made a party to or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or other proceeding,~~

 ~~whether civil, criminal, derivative, administrative or investigative, by reason of the fact that he or she is or was~~each individual who is or was serving as a director, officer, employee or agent of the Corporation or~~, being or having been such~~ who, while serving as a director, officer, employee or agent of the Corporation, ~~he or she~~ is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent~~, trustee, or in any other capacity~~ of another foreign or domestic corporation ~~or of a~~, partnership, joint venture, trust, employee benefit plan, or other enterprise, ~~including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or omission in an official capacity or in any other capacity while serving as a director, officer, employee, agent, trustee or in any other capacity,~~ against any and all ~~expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) actually or reasonably incurred or suffered by such person in connection therewith. Such indemnification may continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of his or her heirs and personal representatives.~~

~~(b) The Corporation may pay expenses incurred in defending any such proceeding in advance of the final disposition of any such proceeding; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made to or on behalf of a director, officer, employee or agent only upon delivery to the Corporation (i) of an undertaking, by or on behalf of such director, officer, employee or agent, to repay all amounts so advanced if it shall ultimately be determined that such director, officer, employee or agent is not entitled to be indemnified under this Article VI or otherwise, which undertaking may be unsecured and may be accepted without reference to financial ability to make repayment, and (ii) a written confirmation by the director, officer, employee or agent, of such person’s good faith belief that such person has met the standard of conduct in the Act.~~

~~(c) The Corporation may enter into contracts with any person who is or was a director, officer, employee and agent of the Corporation in furtherance of the provisions of this Article VI and may create a trust fund, grant a security interest in property of the Corporation, or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article VI.~~

~~(d) If the Act is amended in the future to expand or increase the power of the Corporation to indemnify, to pay expenses in advance of final disposition, to enter into contracts, or to expend or increase any similar or related power, then, without any further requirement of action by the shareholders or directors of the Corporation, the powers described in this Article VI shall be expanded and increased~~liability incurred with respect to any proceeding to which the individual is or is threatened to be made a party because of such service, and shall make advances of reasonable expenses with respect to such proceeding, to the fullest extent permitted by the Act, ~~as so amended.~~

~~(e) No indemnification shall be provided under this Article VI to any such person if the Corporation is prohibited by the nonexclusive provisions of the Act or other applicable law as then in effect from paying such indemnification. For example, no indemnification shall be provided to any director in respect of any proceeding, whether or not involving action in his or her official capacity, in which he or she shall have been finally adjudged to be liable on the basis of~~without regard to the limitations in RCW 23B.08.510 through 23B.08.550 and 23B.08.560(2); provided that no such indemnity shall indemnify any director or officer from or on account of (1) acts or omissions of the director or officer finally adjudged to be intentional misconduct or ~~knowing violation of law by the director, or from conduct of the director in violation of Section 23B.08.310 of the Act, or that the director~~a knowing violation of law; (2) conduct of the director or officer finally adjudged to be in violation of RCW 23B.08.310; or (3) any transaction with respect to which it was finally adjudged that such director or officer personally received a benefit in money, property, or services to which the director or officer was not legally entitled.

~~2. The Corporation shall indemnify and hold harmless any person who is or was a director or officer of the Corporation, and pay expenses in advance of final disposition of a proceeding, to the full extent to which the Corporation is empowered.~~

~~3. The Corporation may, by action of its Board of Directors from time to time, indemnify and hold harmless any person who is or was an employee or agent of the Corporation, and pay expenses in advance of final disposition of a proceeding, to the full extent to which the Corporation is empowered, or to a lesser extent which the Board of Directors may determine.~~

~~4. The rights to indemnification and payment of expenses in advance of final disposition of a proceeding conferred by or pursuant to this Article VI shall be contract rights.~~

~~5. A director, officer, employee or agent (“claimant”) shall be presumed to be entitled to indemnification and/or payment of expenses under this Article VI upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the undertaking in subsection 1(b) above has been delivered to the Corporation) and thereafter the Corporation shall have the burden of proof to overcome the presumption that the claimant is so entitled.~~

~~If a claim under this Article is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. Neither the failure of the Corporation (including its board of directors, its shareholders or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of or reimbursement or advancement of expenses to the claimant is proper in the circumstances nor an actual determination by the Corporation (including its board of directors, its shareholders or independent legal counsel) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses shall be a defense to the action or create a presumption that the claimant is not so entitled.~~

~~6. The right to indemnification and payment of expenses in advance of final disposition of a proceeding conferred in this Article~~ To the extent permitted by the Act, the rights to indemnification and advance of reasonable Expenses conferred in this Article VI shall not be exclusive of any other right ~~any person~~which any individual may have or hereafter acquire under any statute, provision of the ~~Articles of Incorporation,~~ Bylaws, agreement, vote of shareholders or disinterested directors ~~or otherwise.~~

~~7. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee, agent or trustee of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Act.~~

~~8. Any repeal or modification of this Article VI shall not adversely affect any right of any person existing at the time of such repeal or modification.~~

~~9. If any provision of this Article VI or any application thereof shall be invalid, unenforceable or contrary to applicable law, the remainder of this Article VI, or the application of such provision to persons or circumstances other than those as to which it is held invalid, unenforceable or contrary to applicable law, shall not be affected thereby and shall continue in full force and effect.~~

~~10. For the purposes of this Article VI, “applicable law” shall at all times be construed as the applicable law in effect at the date indemnification may be sought, or the law in effect at the date of the action, omission or other event giving rise to the situation for which indemnification may be sought, whichever is selected by the person seeking indemnification. As of the date hereof, applicable law shall include Section 23B.08.500 through .600 of the Act.~~, or otherwise.

ARTICLE VII

DIRECTORS AND OFFICERS

7.1	NUMBER OF DIRECTORS

The number of directors of the Corporation shall be specified in the Bylaws, and such number may from time to time be increased or decreased in such manner as may be prescribed in the Bylaws. The officers of the Corporation shall be appointed in such manner as described in the Bylaws.

7.2	ELECTION OF DIRECTORS

Unless otherwise provided for pursuant to the authority granted in Section 3.2 of Article III hereof, shareholders of the Corporation shall not have the right to cumulative votes in the election of directors.

ARTICLE VIII

MERGERS, SHARE EXCHANGES AND OTHER TRANSACTIONS

Except as otherwise expressly provided in these Articles of Incorporation, a merger, share exchange, sale of substantially all of the Corporation’s assets other than in the regular course of business, or dissolution must be approved by the affirmative vote of a majority of the Corporation’s outstanding shares entitled to vote, or if separate voting by voting groups is required, then by not less than a majority of all the votes entitled to be cast by that voting group.

~~ARTICLE IX~~

~~CORPORATION’S ACQUISITION OF OWN SHARES~~

~~The Corporation may purchase, redeem, receive, take or otherwise acquire, own and hold, sell, lend, exchange, transfer or otherwise dispose, pledge, use and otherwise deal with and in its own shares. As a specific modification of Section 23B.06.310 of the Act, pursuant to the authority in Section 23B.02.020(5)(c) of the Act to include provisions related to the management of the business and the regulation of the affairs of the Corporation, shares of the Corporation’s stock acquired by it shall be considered “Treasury Stock” and so held by the Corporation. The shares so acquired by the Corporation shall not be considered as authorized but unissued but rather authorized, issued and held by the Corporation but not outstanding. The shares so acquired shall not be regarded as canceled or as a reduction to the authorized capital of the Corporation unless specifically so designated by the Board of Directors in an amendment to these Articles of Incorporation. The provisions of this Article IX do not alter or affect the status of the Corporation’s acquisition of its shares as a “distribution” by the Corporation as defined in Section 23B.01.400(6) of the Act nor alter or affect the limitations of distributions by the Corporation set forth in Sections 23B.06.400 of the Act. Any shares so acquired by the Corporation, unless specifically designated by the Board of Directors, at the time of acquisition, shall be considered on subsequent disposition as transferred rather than reissued. Nothing in this Article IX limits or restricts the right of the Corporation to resell or otherwise dispose of any of its shares previously acquired for such consideration and according to such procedures as established by the Board of Directors.~~

ARTICLE IX~~ARTICLE X~~

AMENDMENT TO ARTICLES

The Corporation reserves the right to amend, alter, change or repeal any provisions contained in the Articles of Incorporation, in a manner now or hereafter prescribed by law, and all rights and powers conferred herein on shareholders and directors are subject to this reserved power.

~~These Restated Articles of Incorporation do not contain an amendment to the Articles of Incorporation.~~

These Restated Articles of Incorporation are executed by said corporation by its duly authorized officer.

DATED ~~March 5, 1999.February~~                     , 2010.

~~SonoSite, Inc.~~ SONOSITE, INC.

By	/s/ Kevin M. Goodwin
Kevin M. Goodwin President ~~&~~and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K Wrap is/are available at www.proxyvote.com .

— — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — —

SONOSITE, INC.

This proxy is solicited by the Board of Directors for the Annual Meeting of Shareholders—April 20, 2010 at 8:00 a.m.

The undersigned hereby appoint(s) Kevin M. Goodwin, Michael J. Schuh and Kathryn Surace-Smith and each of them, as proxies, with full power of substitution, to represent and vote as designated all shares of common stock of SonoSite, Inc. held of record by the undersigned on February 26, 2010 at the annual meeting of shareholders of SonoSite to be held at the Woodmark Hotel, 1200 Carillon Point, Kirkland, WA 98033 at 8:00 a.m. on Tuesday, April 20, 2010, with authority to vote upon the matters listed on the reverse side and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side

0000046840_2 R2.09.05.010

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

SONOSITE, INC.

COMPUTERSHARE

ATTN: DAN SPENGEL

655 MONTGOMERY ST STE 830

SAN FRANCISCO, CA 94111

Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

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For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the

The Board of Directors recommends that you vote FOR the following: nominee(s) on the line below.

0 0 0

1. Election of Directors

Nominees

06 Robert G Hauser, MD 07 Rodney F Hochman, MD 08 Richard O Martin, PhD 09 William G Parzybok, Jr

The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain

2 Ratification of appointment of independent registered public accounting firm. The board of directors recommends a vote “FOR” 0 0 0 ratification of the appointment of KPMG LLP as independent registered public accounting firm.

3 Approval of amendment and restatement of SonoSite’s Restated Articles of Incorporation. The board of directors recommends a 0 0 0 vote “FOR” the amendment and restatement of SonoSite’s Restated Articles of Incorporation.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Yes

No

Please indicate if you plan to attend this meeting 0 0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

0000046840_1 R2.09.05.010